                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-60925


PROSPECTUS


                           METRETEK TECHNOLOGIES, INC.

                         839,675 SHARES OF COMMON STOCK
                     136,263 COMMON STOCK PURCHASE WARRANTS


         This prospectus relates to the issuance of up to 839,675 shares of our common stock upon the exercise of our outstanding common stock purchase warrants, which we refer to in this prospectus as the warrants, issued as a dividend to our stockholders in September 1998.

         On July 14, 2000, we called for redemption on August 14, 2000, which date we refer to in this prospectus as the redemption date, all warrants issued in the September 1998 dividend that remain outstanding as of 5:00 p.m., Denver, Colorado time, on the redemption date at a redemption price of $.01 per warrant. Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $4.00 per share. The right to exercise the warrants expires at 5:00 p.m., Denver, Colorado time, on the redemption date. Any warrants that remain unexercised after the redemption date will be redeemed for the redemption price. We have retained Stifel, Nicolaus & Company, Inc. to serve as the dealer manager of this offering.

         This prospectus also relates to the resale by the selling securityholder identified in this prospectus of up to 136,263 of the warrants called for redemption. The selling securityholder may from time to time offer and sell all or a portion of the warrants offered under this prospectus directly or through one or more broker-dealers or underwriters in one or more transactions on the Nasdaq Stock Market or on any other stock market or stock exchange on which the warrants may from time to time be traded, in the over-the-counter market, in negotiated transactions, in underwritten transactions or otherwise, at market prices prevailing at the time of sale, at prices related to the then prevailing market prices, at negotiated prices or at fixed prices.

         Our common stock is traded on the Nasdaq National Market under the symbol "MTEK." Our warrants are traded on the Nasdaq SmallCap Market under the symbol "MTEKW." On July 11, 2000, the last sale price of our common stock as reported on the Nasdaq National Market was $6.06 per share and the last sale price of our warrants as reported on the Nasdaq SmallCap Market was $2.63 per warrant.


                                ----------------

         INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS"
                              BEGINNING ON PAGE 5.

                                ----------------


                              PRICE TO        DEALER MANAGER       PROCEEDS TO
                               PUBLIC           COMMISSIONS          METRETEK
                               ------           -----------          --------
Per Share..............     $        4.00       $      0.15       $        3.85
Total..................     $3,358,700.00       $125,951.25       $3,232,748.75


       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               ------------------

                        STIFEL, NICOLAUS & COMPANY, INC.
                                AS DEALER MANAGER

                  The date of this prospectus is July 14, 2000

                               PROSPECTUS SUMMARY


         The following summary highlights information appearing elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should read carefully the entire prospectus, including the risks discussed in "Risk Factors" and the consolidated financial statements and related notes, before deciding to invest in our securities. Unless otherwise specified, all information in this prospectus has been adjusted to reflect the 1-for-4 reverse split of our common stock effected in July 1998.

                           METRETEK TECHNOLOGIES, INC.

OUR BUSINESS

         We are a diversified provider of energy measurement products, services and data-management systems to industrial and commercial users and suppliers of natural gas and electricity. In June 1999, we changed our name from "Marcum Natural Gas Services, Inc." to "Metretek Technologies, Inc." We currently conduct our continuing operations through three subsidiaries:

         o PowerSpring, Inc., based in Denver, Colorado, operates our Internet-based business to business energy services hub.

         o Metretek, Incorporated, based in Melbourne, Florida, which we refer to in this prospectus as Metretek Florida, designs, manufactures and sells electronic devices and systems commonly referred to as automatic meter reading systems, which we refer to in this prospectus as AMRs, that automatically monitor, record and transmit data from natural gas custody transfer meters, electronic flow correctors and computers, and other energy measurement products and services.

         o Southern Flow Companies, Inc., based in Lafayette, Louisiana, provides a wide variety of natural gas measurement services principally to producers and operators of natural gas production facilities.

         We are a corporation incorporated under the laws of the state of Delaware on April 5, 1991. Our principal executive offices are located at 1675 Broadway, Suite 2150, Denver, Colorado 80202. Our telephone number is (303) 592-5555.

OUR BUSINESS STRATEGY

         Our business strategy is to position ourselves as an integrated provider of data measurement products, services and systems that enhance the flow of information to the energy industry. To date, our products and services have been marketed primarily at the natural gas industry, but we intend to provide our products and services to other segments of the energy industry, particularly the electricity industry. The energy industry generally is undergoing fundamental regulatory and structural changes and trends. Our strategy is to acquire, develop and operate businesses that are positioned to take advantage of these trends. While we regularly engage in discussions relating to potential acquisitions and dispositions, we have no present agreements or commitments with respect to any material acquisition or disposition.

OUR RECENT INTERNET-BASED BUSINESS STRATEGY

         We have recently focused a major part of our business strategy upon the development of an Internet-based business, which we conduct through PowerSpring. In furtherance of this Internet-based business strategy, we have retained Scient Corporation, a leading Internet business systems and strategy advisor, to assist us in the design, development and implementation of our Internet-based business. The goal of PowerSpring is to provide comprehensive energy consumption data and a broad array of additional information designed to facilitate the purchase and management of natural gas by commercial users of natural gas. PowerSpring also intends to provide commercial electricity users with a mechanism to manage their energy needs and reduce their electricity costs. Our initial focus has been the development of a website providing a single source of information and services for commercial energy users. Through this website, which was launched in June 2000, PowerSpring's strategy is to provide an online energy marketplace for commercial and industrial energy users.

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         Our Internet-based business objective is to be the leading Internet provider of energy information products and services. We are developing our Internet-based business to enable us to take our measurement information products, services and data management technologies to a broader market of end users of natural gas and electricity by creating a comprehensive marketplace on the Internet for energy consumers and suppliers to take advantage of deregulated energy markets. The initial focus of our Internet-based business strategy has been the development and launch of an Internet-based transactional website. We believe the expansion of the business of PowerSpring will enhance our Southern Flow and Metretek Florida businesses. The technology requirements of PowerSpring will include AMRs that we expect Metretek Florida to manufacture, which is intended to enhance our revenues from Metretek Florida's operations.

         On March 17, 2000, we acquired Mercator Energy Incorporated through a merger with a wholly-owned subsidiary of PowerSpring. Mercator is a Denver-based natural gas services and brokerage company that acts as an independent broker-agent for both producers and users of natural gas and energy. We believe that through this acquisition, PowerSpring has gained an expertise in the area of energy procurement, which is an important element in our Internet business strategy.

         Our primary Internet-based business product is being designed to provide a complete turn-key solution for the commercial natural gas customer and to reduce or eliminate many of the market entry barriers. We anticipate that this Internet-based business product will require no up-front capital investment by the customer, will be seamless in its application to the customer, and will be perceived by the customer as having a small overall cost compared to the potential savings in energy costs. We believe that PowerSpring's customers will realize a savings in energy costs and will receive access to current and historical value added consumption reports through PowerSpring's website.

         The initial focus of PowerSpring is the natural gas market, which has been almost fully deregulated. However, we believe that the historical structure and operating mechanics of the electricity markets are very similar to the natural gas markets. We have designed our AMRs and software management programs for application in the electricity markets as well. In addition, the domestic electricity markets are about three times the size of the domestic natural gas markets.

UNITS PRIVATE PLACEMENT

         On February 4, 2000, we completed a $14,000,000 private placement, which we refer to in this prospectus as the units private placement, of 7,000 units, including 1,450 units we issued on December 9, 1999. Each unit consisted of 200 shares of common stock, 1 share of Series B preferred stock and warrants, which we refer to in this prospectus as unit warrants, to purchase 100 shares of common stock. In the units private placement, we issued 1,400,000 shares of common stock, 7,000 shares of Series B preferred stock and unit warrants to purchase 700,000 shares of common stock. The units private placement was approved and ratified by our stockholders at a special meeting held on February 3, 2000. The units were issued to institutional investors and other "accredited investors" under Regulation D under the Securities Act. The primary purpose of the units private placement was to provide capital to fund the development of the Internet-based business of PowerSpring. A portion of the proceeds was used to repay outstanding indebtedness, and the remaining proceeds are being used for general corporate and working capital purposes.

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
                                                         THE OFFERING

Common stock offered by us ...................................       839,675 shares

Warrants offered by selling securityholder....................       136,263 warrants

Common stock outstanding after this offering..................       6,023,449 shares

Warrant exercise price........................................       $4.00

Warrant redemption date.......................................       August 14, 2000 at 5:00 p.m., Denver, Colorado time

Warrant redemption price......................................       $0.01

Dealer manager arrangement....................................       Stifel, Nicolaus & Company, Inc. is acting a the dealer
                                                                     manager of this offering and will receive a commission
                                                                     of $0.15 per warrant for each warrant that is exercised.

Use of proceeds...............................................       We intend to use the net proceeds from this offering
                                                                     primarily to fund the further development of
                                                                     PowerSpring's Internet-based business.

Nasdaq Stock Market symbols...................................       Common stock: MTEK - Nasdaq National Market
                                                                     Warrants: MTEKW - Nasdaq SmallCap Market

         The above information is based upon the number of shares of common stock and number of warrants outstanding as of July 10, 2000 and excludes:

         o 526,191 shares of common stock issuable upon the exercise of outstanding options at an average exercise price of $3.19 per share;

         o 986,620 shares of common stock issuable upon the exercise of outstanding warrants, other than the warrants called for redemption, at an average exercise price of $9.63 per share;

         o 1,179,762 shares of common stock issuable upon the conversion of 7,000 shares of Series B preferred stock at a conversion price of $5.9334 per share; and

         o 405,507 shares of common stock reserved for future issuance under our stock plan.

         The number of shares of common stock outstanding after this offering assumes all warrants that we have called for redemption are exercised on or before the redemption date. However, the number of warrants that will be exercised, and thus the number of shares of common stock that will be issued in this offering, are not presently determinable.

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
                                  RISK FACTORS

         An investment in our securities involves risk. You should carefully consider the risks described below, along with the other information contained or incorporated by reference in this prospectus, before making an investment decision. If any of the following risks were to occur, our business, prospects, assets, financial condition, results of operations and cash flows could be materially adversely affected. When we say that something could or will have a material adverse effect on us or our business, we mean that it could or will have one or more of these effects. If this occurs, the trading price of our securities would likely decline, and you could lose all or part of your investment.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES, AND WE MAY NEVER BECOME PROFITABLE

         We have incurred net losses on an annual basis during each year since our incorporation. We incurred net losses of approximately $0.3 million and $3.7 million for the years ended December 31, 1998 and 1999, and a net loss attributable to common stockholders of approximately $6.8 million for the quarter ended March 31, 2000. At March 31, 2000, we had an accumulated deficit of approximately $29.5 million. Because the development, implementation and expansion of our Internet-based business strategy will require us to make significant expenditures, we expect operating losses to continue for the foreseeable future. We also anticipate that our expenses will increase as we support, expand and improve PowerSpring and its infrastructure, invest in new Internet applications, enhance our management expertise, expand our sales efforts and pursue strategic Internet relationships. We may never generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase that profitability on a quarterly or annual basis in the future.

WE WILL REQUIRE A SUBSTANTIAL AMOUNT OF ADDITIONAL CAPITAL TO FINANCE OUR BUSINESS, ESPECIALLY THE INTERNET-BASED BUSINESS OF POWERSPRING, BUT WE MAY NOT BE ABLE TO OBTAIN A SUFFICIENT AMOUNT OF FUNDS TO DO SO

         We will require substantial additional funds to develop, implement, market, operate and expand PowerSpring, our new Internet-based business. If we cannot raise sufficient funds on a timely basis, we will not be able to complete the development, implementation, operations and expansion of PowerSpring, and our business will be materially and adversely affected.

         We estimate that the initial development of the business of PowerSpring will require total expenditures of approximately $12 million, consisting primarily of research and development costs, consulting fees and expenses and costs of acquiring the requisite technology, including hardware and software. Through March 31, 2000, these costs were approximately $4.6 million. We expect that after this initial development stage is completed, the further development and expansion of PowerSpring, including staffing, organizational and start-up expenses, marketing costs and additional capital expenditures, will require significant additional funds. We will attempt to raise any needed additional capital to fund the development and operations of PowerSpring primarily through financing at the PowerSpring level. However, we may also or instead raise additional capital at the Metretek level. For example, the net proceeds of this offering will be used primarily to fund the development of PowerSpring.

         Virtually any capital raising will require the consent of our lender on our credit facility, if the credit facility is then in effect. In addition, any capital raising could require the consent of the holders of our Series B preferred stock. We cannot assure you that any additional funds will be available to us or, if available, can be obtained on terms favorable to us and on terms acceptable to our lender and to the holders of the Series B preferred stock, if their consents are required. Our inability to raise sufficient additional funds to meet the capital requirements of PowerSpring would have a material adverse effect on our business, financial condition and results of operations.

         In addition to our need to raise capital to fund PowerSpring, we will need to raise additional capital in the future to either repay or refinance any indebtedness we incur in the future. The Series B preferred stock bears a cumulative dividend at the rate of 8% per year and, if it is not earlier converted into common stock, we are required to redeem the Series B preferred stock on December 9, 2004 at a redemption price equal to the liquidation preference, currently $7,000,000 plus accrued and unpaid dividends. We will also require additional capital in the future to make any significant acquisitions of businesses or technologies.

         We have a $5 million revolving line of credit with our current lender which expires in March 2001. Our ability to borrow funds under this credit facility is limited to our loan availability based upon our assets, primarily our accounts receivable and inventory, and is limited to $3 million by the terms of the Series B preferred stock. As of March 31, 2000, we had a total loan availability of approximately $3.8 million, and of that we had borrowed less than $0.1 million. The amount of our loan availability, as well as the amount we borrow, will change in the future depending on our asset base

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and our capital requirements. Any amount outstanding under our credit facility in March 2001 will need to either be repaid by us, refinanced by a new lender, or extended by our current lender. We cannot estimate the amount that we will have borrowed under the credit facility when it expires, and we cannot assure you that we will be able to repay, refinance or extend that indebtedness at that time.

         To finance PowerSpring and the growth of our other businesses, and to repay or refinance any indebtedness we might incur, we will need to raise a substantial amount of additional capital from the public or private sales of equity securities, debt financing, sales of assets, calling the dividend warrants for redemption, or from other sources. Additional financing may not be available to us when we need it or, if available, it may not be on terms satisfactory to us, or we may not be able to obtain the required consents to complete the financing. Obtaining additional financing will depend on many factors, including market conditions, our operating performance and investor sentiment. Terms of debt financing could restrict our ability to operate our business or to expand our operations. If we are unable to raise sufficient additional financing on terms satisfactory to us, then our business will be materially and adversely affected.

         In addition, if we raise capital by issuing capital stock or securities convertible into capital stock, our stockholders could suffer a significant dilution of their percentage ownership interests, and the new capital stock or other new securities could have rights, preferences or privileges senior to those of our common stockholders.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK

         Our quarterly revenues, expenses, margins and results of operations have fluctuated significantly in the past and are expected to continue to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control and any of which may cause the trading price of our common stock to fluctuate. These factors include:

         o        the size, timing and terms of sales and orders;

         o        the amount and timing of expenditures on PowerSpring;

         o our ability to implement our business plan and strategy with respect to PowerSpring and the timing of this implementation;

         o the timing, pricing and market demand and acceptance of our new products and services, especially those related to PowerSpring, and those of our competitors;

         o        the pace of development of PowerSpring;

         o the success of our brand building and marketing campaigns for our PowerSpring products and services;

         o the growth of the market for online energy products, services and information;

         o our ability to effectively manage our growth during the anticipated rapid growth of PowerSpring;

         o        changes in our pricing policies and those of our competitors;

         o variations in the length of our product and service implementation process;

         o        the mix of products and services sold;

         o        the mix of international and domestic revenues;

         o        the life cycles of our products and services;

         o        budgeting cycles of utilities;

         o        general economic and political conditions;

         o economic conditions in the energy industry in general and the natural gas and electricity industries in particular;

         o the effects of governmental regulations and regulatory changes in our current and new markets;

         o        prices charged by our suppliers;

         o costs related to future acquisitions of technology or businesses;

         o        the level of service and price competition;

         o        changes in our operating expenses;

         o the success of our brand building and marketing campaigns for PowerSpring's products and services; and

         o the maintenance and development of business relationships with strategic partners.

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
         Because many of our operating expenses, other than those related to our PowerSpring, are relatively fixed, a shortfall in anticipated revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter-to-quarter and could result in significant operating losses in any particular quarter. The timing of large individual sales is also difficult for us to predict. In addition, expenditures on PowerSpring will be significant and will vary in the foreseeable future. If our revenues fall below our expectations in any particular quarter, our business could be materially adversely affected. If our revenues fall below our expectations, we will not be able to reduce our expenses rapidly in response to the short-fall and could suffer significant operating losses.

         Due to all of these factors and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. As a result, the trading price of our common stock may decline.

BECAUSE POWERSPRING HAS VIRTUALLY NO OPERATING HISTORY AND OUR INTERNET-BASED BUSINESS STRATEGY IS STILL BEING DEVELOPED AND IS UNPROVEN, LIMITED INFORMATION IS AVAILABLE UPON WHICH YOU CAN EVALUATE POWERSPRING

         Our business strategy and future success is highly dependent upon our ability to develop our business. Our Internet-based business strategy is based on an unproven business model, and our operating, sales and other strategies are still being developed. The success of our Internet-based business strategy will depend on the willingness of commercial users of natural gas and electricity to purchase a package consisting of energy data management equipment and energy purchasing resources. It will also depend on our ability to successfully develop and market a business that offers energy products, services and information over the Internet. PowerSpring's website was launched in June 2000. Accordingly, we have no operating history to provide you upon which you can evaluate PowerSpring.

         As a company developing a new business in the new and rapidly evolving markets for Internet products and services generally, and online energy products, services and information specifically, we face numerous risks and uncertainties, some of which relate to our ability to:

         o anticipate and adapt to the changing regulatory climate for energy products and services;

         o        anticipate and adapt to the changing Internet market;

         o        attract customers to PowerSpring;

         o collect energy research and other energy information adequate to support a market for Internet services;

         o implement our sales and marketing initiatives, both domestically and internationally;

         o        attract, retain and motivate qualified personnel;

         o        respond to actions taken by our competitors;

         o integrate acquired businesses, technologies, products and services;

         o        generate revenues and sales of new products and services;

         o implement an effective marketing strategy to promote awareness of our new businesses; and

         o develop and deploy successful versions of the software necessary for our services.

         Our business and financial results in the future will depend heavily on market acceptance and profitability of PowerSpring. If we are unsuccessful in addressing these risks or in executing our business strategies, our business would be materially and adversely affected.

IF THE INTERNET IS NOT WIDELY ACCEPTED BY COMMERCIAL USERS OF ENERGY AS A MEDIUM FOR COMMERCE, OUR BUSINESS WOULD BE MATERIALLY AND ADVERSELY AFFECTED

         Our goal is to derive a significant amount of our revenues, income and cash flow from our PowerSpring Internet operations. We cannot assure you that Internet-based commerce for energy products and services, especially by commercial users of energy, will ever be widely accepted by our current or potential future customers. Our business would suffer if the market for Internet-based commerce for energy products and services fails to develop or develops more slowly than expected. Our business would also suffer if we are unable to adapt to new forms of, or new pricing models for, Internet-based commerce for energy products and services.

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
         The viability and future growth of the Internet as a means of commerce depends on several factors, including:

         o        the Internet's ability to handle increased activity;

         o the Internet's ability to operate as a fast, reliable and secure network;

         o        potential changes in government regulation;

         o the ability of the Internet infrastructure to support the growing demands placed on it;

         o        access costs;

         o the performance and reliability of products and services as the number of users and amount of traffic increases;

         o the ability of businesses to adequately address security and privacy concerns; and

         o the nature and pace of technological changes relating to the Internet.

         Moreover, critical issues concerning the commercial use of the Internet, including data corruption, cost, ease of use, accessibility and quality of service, remain unresolved and may negatively affect commerce on the Internet. These issues will need to be addressed in order for the market for online energy products and services to grow.

         It is difficult to predict when Internet-based commerce for energy products and services will emerge and obtain market acceptance and be profitable. This makes it difficult to project our future revenues, results of operations and cash flows. We cannot assure you that we will be successful in selling energy products and services over the Internet or in capturing a significant share of the market for Internet-based energy products and services.

CONCERNS ABOUT SECURITY OF ELECTRONIC COMMERCE TRANSACTIONS AND CONFIDENTIALITY OF INFORMATION ON THE INTERNET MAY IMPEDE THE GROWTH OF POWERSPRING

         A significant barrier to electronic commerce has been the need for security. Internet usage could decline if any well-publicized compromise of security occurs. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. Unauthorized persons could attempt to penetrate our network security. If successful, they could misappropriate proprietary information or cause interruptions in our services. As a result, we may be required to expend capital and resources to protect against or to alleviate these problems. Security breaches could have a material adverse effect on our business.

OUR NEW INTERNET-BASED BUSINESS STRATEGY WILL BE DEPENDENT UPON THE DEVELOPMENT AND MAINTENANCE OF THE INTERNET INFRASTRUCTURE

         The success of our new Internet-based business strategy will depend largely on the development and maintenance of our Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complimentary products such as high-speed modems, for providing reliable Internet access and services. Because online commerce is new and evolving, we cannot predict whether the Internet will prove to be a viable commercial marketplace in the long term. The Internet has experienced, and is likely to continue to experience, significant growth in the number of users and the amount of traffic. If the Internet continues to experience increased numbers of users increased frequency of use, or more complex requirement, the Internet infrastructure may be unable to support the demands placed on it. In addition, the performance of the Internet may be harmed by increased users or more complex requirements.

         The Internet has experienced a variety of outages and other delays as a result of damages to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the level of traffic in the processing of commerce on our website. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. The infrastructure and complimentary products or services necessary to make the Internet a viable commercial marketplace for the long-term may not be developed successfully or in a timely manner. Even if these products or services are developed, the Internet may not become a viable commercial marketplace for services such as those that we intend to offer.

WE MAY BE UNABLE TO SUCCESSFULLY MANAGE THE EXPECTED EXPANSION OF POWERSPRING

         Our anticipated future growth as a result of PowerSpring may place a significant strain on our management, operating systems and resources. We cannot successfully implement our Internet-based business strategy if we fail to

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
manage our growth. We expect that we will need to attract and retain competent personnel and to continue to improve our financial managerial controls and reporting systems and procedures. We will also need to continue to expand and maintain close coordination among our technical, accounting, finance and sales and marketing organizations. In addition, our systems, procedures or controls may be inadequate to support our operations, in which case management may be unable to exploit opportunities for our products and services. Failure to manage our growth effectively and to successfully integrate any acquisition or strategic relationships could materially adversely affect our business.

BECAUSE OUR FUTURE GROWTH, IN OUR TRADITIONAL BUSINESSES AND IN POWERSPRING, IS DEPENDENT IN LARGE PART UPON THE DEREGULATION OF THE ELECTRICITY INDUSTRY, DELAYS IN THE DEREGULATION OF THE ELECTRICITY MARKETS, OR IN THE ELECTRICITY INDUSTRY'S COMPETITIVE RESPONSE TO DEREGULATION, MAY MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS

         The electricity industry is currently undergoing fundamental structural changes due to deregulation, similar to what the natural gas utility industry has undergone. A key component of our business strategies, in both our traditional businesses, especially Metretek Florida, and our new Internet-based business, is to take advantage of opportunities created by the deregulation of the electricity industry as the result of the need for more frequent electricity consumption information. A principal expected benefit to us of electricity deregulation is that commercial and industrial electricity customers would be able to purchase electricity directly from multiple suppliers, rather than solely from the local utility. This will require these electricity customers to obtain timely electricity consumption data. If the deregulation does not continue or slows down, or if the market is slow to respond to the opportunities made available by deregulation of the electricity industry, then commercial electricity customers may not purchase our products as anticipated, if at all.

BECAUSE WE ARE DEPENDENT UPON THE UTILITY INDUSTRY FOR A SIGNIFICANT PORTION OF OUR REVENUE, CONTINUED REDUCTIONS OF PURCHASES OF OUR PRODUCTS AND SERVICES BY UTILITIES WILL MATERIALLY AND ADVERSELY AFFECT OUR GROWTH STRATEGY

         We currently derive a significant portion of our revenue from sales of our products and services to the utility industry, particularly the natural gas utility industry. We have experienced variability of operating results on both an annual and quarterly basis due primarily to utility purchasing patterns, and delays of purchasing decisions by utilities, as the result of mergers and acquisitions in the utility industry or potential changes to the federal and state regulatory framework within which the utility industry operates. The utility industry is generally characterized by long budgeting, purchasing and regulatory process cycles that can take up to several years to complete. Our utility customers typically issue requests for quotes and proposals, establish committees to evaluate the purchase proposals, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in additional to applying a normal budget approval process within the utility. In addition, utilities may defer purchases of our products and services if the utilities reduce capital expenditures as the result of mergers and acquisitions, pending or unfavorable regulatory decisions, poor revenues due to weather conditions, rising interest rates or general economic downturns, among other factors. The natural gas utility industry has been virtually the sole customer for our AMRs. However, over the last few years, the uncertainty in the utility industry that has resulted from the regulatory uncertainty in the current era of deregulation, has caused utilities to defer even further purchases of our products and services. The continuation of this uncertain regulatory climate will materially and adversely affect our revenues from sales of meter reading devices.

         The domestic utility industry is currently the focus of regulatory reform initiatives in virtually every state. These initiatives have resulted in significant uncertainty for industry participants and raise concerns regarding assets that would not be considered for recovery through rate payer charges. This regulatory climate has caused most utilities to delay purchasing decisions that involve significant capital commitments. As a result of these purchasing decision delays, utilities have reduced their purchases of our products and services. While we expect some states will act on these regulatory reform initiatives in the near future, we cannot assure you that the current regulatory uncertainty will be resolved in the short term. In addition, new regulatory initiatives could have a material and adverse effect on our business. Moreover, in part as a result of the competitive pressures in the utility industry arising from the regulatory reform process, many utilities are pursuing merger and acquisition strategies. We have experienced considerable delays in purchase decisions by utilities that have become parties to merger or acquisition transactions. Typically, capital expenditure purchase decisions are put on hold indefinitely when merger negotiations begin. If this pattern of merger and acquisition activity among utilities continues, our business may be materially and adversely affected.

RESTRICTIONS IMPOSED ON US AS A RESULT OF THE TERMS OF OUR CURRENT CREDIT FACILITY AND OUR SERIES B PREFERRED STOCK COULD LIMIT HOW WE CONDUCT OUR BUSINESS AND OUR ABILITY TO RAISE ADDITIONAL CAPITAL

         The terms of our current credit facility and of our Series B preferred stock contains financial and operating covenants that limit the discretion of our management. These covenants place significant restrictions on our ability to:

         o        incur additional indebtedness;

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
         o        create liens or other encumbrances;

         o        issue or redeem securities;

         o        make dividend payments and investments;

         o        amend our charter documents;

         o        sell or otherwise dispose of our assets;

         o        liquidate or dissolve;

         o        merge or consolidate with other companies; or

         o reorganize, recapitalize or engage in a similar business transaction.

         Any future financing arrangements will likely contain similar or more restrictive covenants. As a result of these restrictions, we may be:

         o        limited in how we conduct our business;

         o unable to raise additional debt or equity financing to operate during general economic or business downturns; and

         o unable to compete effectively or to take advantage of new business opportunities.

DIVIDENDS ON THE SERIES B PREFERRED STOCK WILL INCREASE OUR FUTURE NET LOSS AVAILABLE TO COMMON SHAREHOLDERS AND OUR NET LOSS PER COMMON SHARE

         As the result of issuing the Series B preferred stock, we are recognizing the 8% coupon rate and "deemed distributions" as dividends on the Series B preferred stock. The proceeds from the sale of the units were allocated to the common stock, the unit warrants and the Series B preferred stock based on the relative fair value of each. This allocation process resulted in the Series B preferred stock being initially recorded at a discount from its $1,000 per share liquidation value. This discount will be recorded as a distribution over the term of the Series B preferred stock. Another discount results from the increase in the fair market value of a share of our common stock from the date we offered to sell the final 5,550 units to February 4, 2000, the date we issued those units. This increase caused the conversion feature of the Series B preferred stock to be "in the money" on February 4, 2000. The discount related to the "in the money" conversion feature will be recorded as a distribution between the February 4, 2000 and June 9, 2000, after which date the Series B preferred stock can be converted into our common stock. The Series B preferred stock dividends will increase our future net loss available to common shareholders and net loss per common share, which could adversely affect the trading price of our common stock.

RAPID TECHNOLOGICAL CHANGES MAY PREVENT US FROM REMAINING CURRENT WITH OUR TECHNOLOGICAL RESOURCES AND MAINTAINING COMPETITIVE PRODUCT AND SERVICE OFFERINGS

         The markets in which our current businesses operate and PowerSpring is expected to operate are characterized by rapid technological change, with frequent new and enhanced product and service introductions, evolving industry standards and changes in customer needs. Significant technological changes could render our existing products, services and technology, including our planned PowerSpring products and services, obsolete. The Internet market's growth and intense competition exacerbate these conditions. Our future success will depend, in part, on our ability to:

         o        effectively use and develop leading technologies;

         o        continue to develop our technical expertise;

         o        enhance our current products and services;

         o develop new products and services that meet changing customer needs; and

         o respond to emerging industry standards and technological changes in a cost-effective manner.

         If we are unable to successfully respond to these developments or do not respond in a cost-effective way, our business will be materially and adversely affected. We cannot assure you that we will be successful in responding to changing technology or market needs. In addition, products, services and technologies developed by others may render our products, services and technologies uncompetitive or obsolete.

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
         Even if we do successfully respond to technological advances and emerging industry standards, the integration of new technology into our infrastructure may require substantial time and expense, and we cannot assure you that we will succeed in adapting our products, services and technology in a timely and cost-effective manner. Furthermore, these new or enhanced products and services may contain problems that are discovered after they are introduced. We may need to significantly modify the design of these products and services to correct problems. Rapidly changing Internet technology and operating systems may impede market acceptance of our PowerSpring products and services. Our business could be materially and adversely affected if we experience difficulties in introducing new or enhanced services and products or if these products and services are not received favorably by our customers.

         Development and enhancement of our products and services will require significant additional expenses and could strain our management, financial and operational resources. The lack of market acceptance of our products or services or our inability to generate sufficient revenues from this development or enhancements to offset their costs could have a material adverse effect on our business. We have experienced delays in releasing new products and product enhancements and may experience similar delays in the future. These delays or problems in the implementation of our new products and services and enhancements may cause customers to forego purchases of our products and services.

CHANGES IN OUR PRODUCT MIX COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS

         The margins recognized from some of our product and service offerings is higher than the margins on our other product and service offerings. For example, revenues from sales of some of Metretek Florida's AMRs have significantly higher margins than Metretek Florida's contract manufacturing revenues. In addition, we cannot currently accurately estimate what the margins will be on our future PowerSpring products and services. These PowerSpring products and services may have lower margins than our current businesses. If in the future we derive a proportionately greater percentage of our revenues from lower margin products and services, then our overall margins on our total revenues will decrease, resulting in lower net income, or higher net losses, and less cash flow on the same amount of revenues.

OUR MANAGEMENT OF PRIVATE ENERGY PROGRAMS PRESENTS RISKS TO US

         Marcum Gas Transmission, Inc., or MGT, is our subsidiary that manages and holds a small ownership interest in two private energy programs that own natural gas assets. The operations of MGT have been discontinued and MGT does not intend to form any new private programs. MGT is pursuing the sale of the existing energy programs but will continue managing the two business trusts that operate these energy programs only until those programs are sold or liquidated or until MGT's interests and management obligations in those programs are sold. These private programs were financed by private placements of equity interest raising capital to acquire the assets and business operated by the programs. Our management of these energy programs presents risks to us, including:

         o material and adverse changes in the business, results of operations and financial conditions of the programs due to events, conditions and factors outside the control of MGT, such as general and local conditions affecting the energy market generally and the revenues of the programs specifically;

         o lawsuits by investors in a program who become dissatisfied with the result of the program;

         o changes in the regulatory environment relating to these programs;

         o reliance upon significant suppliers and customers by these programs;

         o        hazards of energy facilities; and

         o        changes in technology.

         If any of these risks materialize and we are unsuccessful in addressing these risks, our business could be materially and adversely affected.

WE MAY BE UNABLE TO SUCCESSFULLY EXPAND OUR INTERNATIONAL OPERATIONS, WHICH COULD LIMIT OUR GROWTH AND ADVERSELY AFFECT OUR BUSINESS

         We market and sell some of our products and services in international markets. Our revenues from sales into international markets were approximately 8% and 5% of our consolidated revenues in fiscal years 1998 and 1999. One component of our strategy for future growth involves the expansion of our products and services into new international markets and expansion of our marketing efforts in our current international markets. This expansion will require significant management attention and financial resources to establish additional offices, hire additional personnel, localize and market products and services in foreign markets and to develop relationships with international service providers. However, we have only limited experience in developing localized versions of our products and services and in developing relationships with international service providers. We cannot assure you that we will be successful in expanding our international operations, or that revenues from international operations will be sufficient to offset these additional costs. If revenues from international operations are not adequate to offset the additional expenses from expanding these international operations, our international growth strategy would be materially and adversely affected.

         In addition to the uncertainty regarding our ability to generate sufficient revenues from foreign operations and to expand our international presence, there are risks inherent in doing business on an international level, including:

         o adverse changes in applicable laws and regulatory requirements;

         o        import and export restrictions;

         o        export controls relating to technology;

         o        tariffs and other trade barriers;

         o        less favorable intellectual property laws;

         o        difficulties in staffing and managing foreign operations;

         o        political instability;

         o        fluctuations in currency exchange rates;

         o        potential adverse tax consequences;

         o        cultural and language difficulties;

         o        the potential exchange and repatriation of foreign earnings;

         o        localization and translation of products and services;

         o difficulties in collecting accounts receivable and longer collection periods; and

         o        the impact of local economic conditions and practices.

         Our success in expanding our international operations will depend in large part of our ability to anticipate and effectively manage these and other risks. We have limited experience in conducting our business outside the United States and may encounter unforeseen difficulties in conducting operations in foreign countries. In addition, while our current products and services are designed to meet relevant regulatory requirements of foreign markets in which they are sold, our inability to obtain any required foreign regulatory approval and any changes in foreign regulatory requirements could have a material adverse effect on our ability to conduct business in these markets. In addition, we may confront significant challenges in developing and implementing localized versions of our systems due to many factors including the different standards among utilities on a country by country basis. We cannot assure you that we will be able to successfully market, sell and deliver our products and services in these foreign markets.

OUR MARKETS ARE HIGHLY COMPETITIVE, AND THE COMPETITION WE FACE COULD MATERIALLY AND ADVERSELY AFFECT OUR ABILITY TO SELL OUR CURRENT PRODUCTS AND SERVICES, EXPAND OUR CURRENT BUSINESSES AND DEVELOP OUR NEW BUSINESSES

         The markets for energy products, services, technology and information are highly competitive. We anticipate that PowerSpring will face intense competition, especially if the use of the Internet for energy products and services grows. The growth potential and deregulatory environment of the energy markets have attracted and are anticipated to continue to attract many new start-ups as well as established businesses from different industries. We expect competition to continue to increase because our market poses no substantial barriers to entry. Competition may also increase as a result of industry consolidation. Increased competition could result in price reductions, reduced margins, loss of market share, inability to penetrate new markets or to develop new markets, any of which could have a material and adverse effect on our business.

         Our current and prospective competitors fall into the following categories:

         o large and well established distributors of energy measurement, monitoring and information products and services, such as Itron Corp. and Whisper Communications;

         o large, well established and diversified companies like Schlumberger, General Electric and Asea Brown Boveri that have divisions or subsidiaries devoted to our markets;

         o in-house services provided by utilities and major oil and gas companies;

         o large, well established and diversified oil and gas companies like Enron Corp. and Duke Energy Corp.; and

         o numerous prospective competitors that may offer energy information.

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
         We believe that our ability to compete successfully will depend upon many factors, many of which are outside of our control. These factors include:

         o        our responsiveness to customers needs;

         o functionality of our and our competitors' products and services;

         o speed of implementation of new products and services and enhancement to existing products and services;

         o        price of competitors' products and services;

         o        ease of use of products and services;

         o        performance and features of products and services;

         o        quality and reliability;

         o        reputation;

         o        quality of customer service and support;

         o        sales and marketing efforts;

         o        our ability to sustain our strategic relationships; and

         o the timing and market acceptance of new products and services and enhancements to existing products and services developed by us and our competitors.

         We cannot assure you that we will be able to compete successfully or to adequately address the above factors.

         Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing, manufacturing and other resources than we do. This may enable our competitors to respond more quickly to new or emerging technologies and changes in customer requirements or preferences and to devote greater resources to the development, promotion and sale of their products and services than we can. Our competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, customers, strategic partners and suppliers and vendors than we can. Our competitors may develop products and services that are equal or superior to the products and services offered by us or that achieve greater market acceptance than our products do. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to improve their ability to address the needs of our existing and prospective customers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share or impede our ability to acquire market share in new markets. We cannot assure you that we will have the financial resources, technical expertise, portfolio of market or services or marketing and support capabilities to successfully compete.

WE MAY BE UNABLE TO SUCCESSFULLY ACQUIRE OTHER COMPANIES, BUSINESSES OR TECHNOLOGIES OR TO SUCCESSFULLY INTEGRATE ANY ACQUISITION

         In the past, we have grown by acquiring complimentary companies, businesses, technologies, products and services. We evaluate potential acquisition opportunities from time to time, including those that could be material in size and scope. As part of our growth strategy, we intend to continue to evaluate potential acquisitions and investment opportunities on an on-going basis as they present themselves. However, we do not know if we will be able to identify any future opportunities that we believe will be beneficial for us. Even if we are able to identify an appropriate acquisition opportunity, we may not be able to successfully finance the acquisition. A failure to identify or finance future acquisitions may impair our growth and adversely affect our business.

         Any future acquisition involves risks commonly encountered in business relationships, including:

         o difficulties in assimilating and integrating the operations, technologies, products and services of the acquired businesses;

         o        difficulties in retaining key personnel;

         o diversion of management's time and resources away from our normal daily operations;

         o difficulties in successfully incorporating licensed or acquired technology and rights into our product and service offerings;

         o difficulties in maintaining uniform standards, controls, procedures and policies within the two organizations;

         o changes in management resulting from an alliance or acquisition that could impair relationships with employees and customers of the acquired company;

         o risks of entering markets in which we have no or limited direct prior experience;

         o        potential disruptions of our ongoing business;

         o        unexpected costs associated with the acquisition; and

         o potential additional expenses associated with amortization of acquired intangible assets, integration costs and unanticipated liabilities or contingencies.

         We cannot assure you that any acquisition of new businesses or technology will lead to the successful development or marketing of new or enhanced products and services.

         For these reasons, future acquisitions could materially and adversely affect our existing businesses. Moreover, we currently do not know and cannot predict the accounting treatment of any acquisition, in part because we cannot be certain whether current accounting regulations, conventions or interpretations may prevail in the future.

         In addition, to finance any future acquisitions, it may be necessary for us to incur additional indebtedness or raise additional funds through public or private financings. Financing may not be available to us or, if available, may not be available on terms satisfactory to us or to those persons who must consent to our financings. Available equity or debt financing available may materially and adversely affect our business and operations and, in the case of equity financings, may significantly dilute the percentage ownership interests of our stockholders.

         We currently have no agreements, commitments or obligations with respect to any material acquisition. We cannot assure you that we will make any additional acquisitions or that any acquisitions, if made, will be successful, will assist us in the accomplishment of our business strategy, or will generate sufficient revenues to offset the associated costs and other adverse effects or will otherwise result in us receiving the intended benefits of the acquisition.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR IF WE FACE A CLAIM OF INTELLECTUAL PROPERTY INFRINGEMENT BY A THIRD PARTY, WE COULD LOSE OUR INTELLECTUAL PROPERTY RIGHTS OR BE LIABLE FOR SIGNIFICANT DAMAGES AND OUR BUSINESS COULD BE MATERIALLY AND ADVERSELY AFFECTED

         Our success and ability to compete will depend, in substantial part, upon our intellectual property rights and technology. We rely primarily on patent, copyright, trademark and trade secret laws, along with confidentiality procedures, contractual provisions and licensing arrangements, to establish and protect our proprietary rights. Although we hold patents and trademarks in our business, we believe that the success of our business depends more upon our proprietary technology, information, processes and know-how than on patents or trademarks. Much of our proprietary information and technology is not patented and may not be patentable. Moreover, we have applied for registration of a number of key trademarks and service marks and intend to introduce new trademarks and service marks. We may not be successful in obtaining registration for one or more of these marks.

         Despite our efforts to protect our intellectual property rights, our actions may be inadequate to protect these rights or to prevent others from claiming violations of their proprietary rights. It may be possible for unauthorized third parties to copy, reverse engineer or otherwise obtain, use or exploit aspects of our products and services, develop similar technology independently, or otherwise obtain and use information that we regard as proprietary. We cannot assure you that our competitors will not independently develop technology similar or superior to our technology or design around our proprietary rights. We generally require our employees, consultants and strategic partners to enter into confidentiality and proprietary invention agreements with us to limit use of, access to, and distribution of our proprietary technology. Our intellectual property rights with respect to our Internet business may not be viable or of value in the future because of validity, enforceability and scope or protection of proprietary rights in Internet-related industries is uncertain and still evolving. In addition, the laws of some foreign countries may not protect our proprietary rights as fully or in the same manner as the laws of the United States.

         We may need to resort to litigation to enforce our intellectual property rights, to protect our trade secrets, and to determine the validity and scope of other companies' proprietary rights, or to defend against claims of infringement or validity in the future. However, litigation could result in significant costs or the diversion of management and financial resources. We cannot assure you that any litigation will be successful or will prevail over counterclaims against us. As a result, any litigation could materially and adversely affect our business.

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
         Although we are not aware that any of our products, services or technologies infringe on the proprietary rights of third parties, we cannot be certain that our products, services and technologies do not or will not infringe valid intellectual property rights held by third parties. In addition, we cannot assure you that third parties will not claim that we have infringed their intellectual property rights. We may face legal proceedings and claims from time to time relating to the intellectual property of third parties in the ordinary course of our business. We may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. Successful infringement claims against us could result in substantial monetary liability or may materially disrupt the conduct of our business. In addition, even if we prevail on these claims, this litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention, which could materially and adversely affect our business.

FROM TIME TO TIME, WE FACE LAWSUITS THAT, IF THEY ARE SUCCESSFUL, COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS

         We are defendants to a pending action filed in 1993 in Denver District Court in which the plaintiff is seeking $420,000 in damages plus punitive damages. We believe the allegations against us are without merit. We have vigorously contested these allegations, and we have asserted counterclaims against the plaintiff. In 1997, the Denver District Court entered a summary judgment in favor of us, but the summary judgment was reversed in February 1999 by the Colorado Court of Appeals. This action is currently scheduled for trial in the third quarter of 2000. We are also from time to time involved in routine litigation incidental to our business. Although we do not currently expect any legal proceedings to have a material and adverse affect on us, we recognize that the outcome of litigation is inherently uncertain. Therefore, present or future litigation could materially and adversely affect our business.

WE FACE SOME RISKS THAT ARE INHERENT IN NATURAL GAS OPERATIONS

         Some of our operations expose us to the hazards and risks inherent of the servicing and operation of natural gas assets, including encountering unexpected pressures, explosions, fire, natural disasters, blowouts, cratering and pipeline ruptures, which could result in personal injuries, loss of life, environmental damage and other damage to our properties and the properties of others. These operations involve numerous financial, business, regulatory, environmental, operating and legal risks. Damages occurring as a result of these risks may give rise to product liability claims against us. We have product liability insurance generally providing up to $6 million coverage per occurrence and $7 million annual aggregate coverage. Although we believe that our insurance is adequate and customary for companies of our size that are engaged in operations similar to ours, losses due to risks and uncertainties could occur for uninsurable or uninsured risks or could exceed our insurance coverage. Therefore, the occurrence of a significant adverse effect that is not fully covered by insurance could have a material and adverse effect on our business. In addition, we cannot assure you that we will be able to maintain adequate insurance in the future at reasonable rates.

WE COULD FACE BURDENSOME GOVERNMENT REGULATION WHICH AFFECTS OUR ABILITY TO OFFER OUR PRODUCTS AND SERVICES WHICH AFFECTS DEMAND FOR OUR PRODUCTS AND SERVICES

         In our business operations, we must address many federal, state, local and foreign laws and regulations. The modification of current laws or adoption of future laws and regulations could adversely affect our business and our ability to continually modify or alter our methods of operations at reasonable costs. We cannot assure you that we will be able, for financial or other reasons, to comply with all applicable laws and regulations. If we fail to comply with these laws and regulations, we could become incur substantial penalties which could materially and adversely affect our business.

         We also anticipate that the Internet will receive increased attention and regulation. While there are currently few laws or regulations that apply directly to commerce and the Internet, new laws and regulations with respect to the Internet are becoming more prevalent. These laws and regulations may regulate issues such as user privacy, pricing, intellectual property, federal, state and local taxation, distribution, characteristics and quality of products and services, network access, and content. These laws and regulations could expose us to liability, materially increase our costs of providing our products and services, decrease the growth and acceptance of the Internet as a means of commerce, and decrease demand for our products and services being sold over the Internet. Changes in laws or regulations governing the Internet and Internet commerce could have a material and adverse effect on our business.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO CONTINUE TO ATTRACT AND RETAIN KEY MANAGEMENT AND TECHNICAL PERSONNEL

         We believe our future success will depend in large part upon our ability to attract and retain highly qualified technical, managerial, sales and marketing, finance and operation personnel. In particular, we will need to hire highly qualified personnel for PowerSpring, including a chief financial officer and an information technology officer. Competition for qualified personnel is intense, and we cannot assure you that we will be able to attract and retain these key employees in the future. We do not maintain key person life insurance policies for any key members of our management team. The loss of the services of one or more of our key personnel could have a material adverse effect on our business. We cannot assure you that we will be able to retain our current key personnel or that we will be able attract or retain other highly qualified personnel in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. A shortage in the number of trained technical and marketing personnel could limit our ability to increase sales of our existing products and services and launch new product and service offerings, including in our total energy plan and Internet businesses. We do not have long-term employment agreements with any of our key personnel, other than with W. Phillip Marcum, our President and Chief Executive Officer, A. Bradley Gabbard, our Executive Vice President and Chief Financial Officer, Sidney Hinton, President and Chief Executive Officer of PowerSpring, and John A. Harpole, Executive Vice President and Chief Operating Officer of PowerSpring.

OUR BUSINESS COULD SUFFER IF WE CANNOT MAINTAIN AND EXPAND OUR CURRENT STRATEGIC ALLIANCES AND DEVELOP NEW ALLIANCES

         A key element of our business strategy is the formation of corporate relationships such as strategic alliances with other companies to provide products and services to existing and new markets and to develop new products and services and enhance our existing products and services. We believe that our success in the future in penetrating new markets will depend in large part on our ability to maintain these relationships and to cultivate additional or alternative relationships. However, we cannot assure you that we will be able to develop additional corporate relationships, or that these relationships will be successful in achieving their purposes. Our failure to continue our existing corporate relationships and develop new relationships could materially and adversely affect our business.

            RISKS RELATED TO THE SECURITIES MARKETS AND THIS OFFERING

AS A RESULT OF THEIR BENEFICIAL OWNERSHIP OF A LARGE PERCENTAGE OF OUR COMMON STOCK, OUR DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS COULD EXERT SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING STOCKHOLDER APPROVAL

         As of July 10, 2000, our executive officers, directors and 5% or greater stockholders beneficially owned, in the aggregate, approximately 61% of our outstanding common stock, our only class of voting stock, assuming they exercise or convert all stock options, warrants and other rights exercisable within 60 days of that date. As a result, these stockholders could, as a practical matter, be able to exercise significant control over matters requiring approval by our stockholders, including the election of directors and the approval of mergers, sales of substantially all of our assets and other significant corporate transactions. The interests of these stockholders may differ from the interests of other stockholders. In addition, this concentration of stock ownership may have the effect of delaying or preventing a change in control of us.

VIRTUALLY ALL OF OUR SHARES ARE ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS, AND SIGNIFICANT SALES OF THESE SHARES COULD RESULT IN A DECLINE IN OUR STOCK PRICE

         If our stockholders sell a significant number of shares of our common stock in the public market, including shares issuable upon the exercise of outstanding options, warrants and other rights, or if there is a perception that these sales could occur, then the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

         On July 10, 2000, 5,183,774 shares of common stock were outstanding. On the same date, options to purchase 526,191 shares of common stock were outstanding, and shares acquired upon exercise of these stock options are eligible for sale on the public market from time to time as they vest. These stock options generally have exercise prices significantly below the last reported sale price of the common stock as reported on the cover of this prospectus. On the same date, 7,000 shares of Series B preferred stock convertible into 1,179,762 shares of common stock, and warrants, other than the warrants we have called for redemption, to purchase 986,620 shares of common stock, were outstanding. Virtually all shares underlying these warrants and other rights to purchase common stock are covered by registration rights. The exercise or conversion of outstanding options, warrants and other rights to purchase common stock will dilute the remaining ownership of other holders of common stock. In addition, the sales in the public market of a significant number of these shares issuable upon the exercise of options, warrants and other rights, or the perception that these sales could occur, could cause the price of the common stock to decline.

IF THE MARKET PRICE OF OUR COMMON STOCK DECLINES, THEN WE MAY BE REQUIRED TO ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK UPON CONVERSION OF THE SERIES B PREFERRED STOCK, AND HOLDERS OF OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE DILUTION

         The conversion rate of the Series B preferred stock, and therefore the number of shares of common stock issuable by us upon conversion of the Series B preferred stock, will be adjusted if 110% of the average closing bid price of the common stock for the 30 trading days before December 9, 2000 is less than the conversion price of the Series B preferred stock then in effect. This adjustment could require us to issue additional shares of common stock upon the conversion of the Series B preferred stock and therefore cause the percentage ownership of holders of our common stock to be diluted substantially. The conversion price of the Series B preferred stock on the date of this Prospectus is $5.9334, and each share of Series B preferred stock is initially convertible into 168.5374 shares of common stock, not including the effect of accrued and unpaid dividends. If the market price of our common stock decreases sufficiently, then we may be required to issue a greater number of shares of common stock, and the percentage ownership of holders of our common stock could be diluted substantially. The conversion price cannot be reduced by more than 50% of the conversion price in effect on December 9, 2000. Based upon the initial conversion price and assuming no other adjustments to the conversion ratio, the maximum number of shares of our common stock that we could be required to issue upon exercise of the Series B preferred stock due to this adjustment would be 2,359,524, not including the effect of accrued and unpaid dividends, if the average closing bid price of our common stock during the trading period noted above was equal to or less than $2.697. If our average closing bid price during this period is between $2.697 and $5.394, then the number of shares of common stock which we will be required to issue upon conversion of the Series B preferred stock will be proportionately between the current amount and the maximum amount. In computing this adjustment, any cash, securities or other assets, other than dividends paid exclusively in cash or shares of our common stock, will be added to the computation of the average closing bid price. However, adjustments to the conversion price, or the existence of accrued and unpaid dividends, before or after this 30 day trading period, could cause us to issue even a higher number of shares of common stock upon the conversion of the Series B preferred stock.

OUR SECOND RESTATED CERTIFICATE, BY-LAWS AND STOCKHOLDER RIGHTS PLAN, AND DELAWARE LAW, CONTAIN ANTI-TAKEOVER PROVISIONS THAT COULD DISCOURAGE A THIRD-PARTY ACQUISITION OF YOUR SHARES AT A PREMIUM TO THE MARKET PRICE

         Some provisions in our second restated certificate of incorporation, by-laws and stockholder rights plan, as well as some provisions of Delaware law, could make it more difficult for a third party to acquire us or could discourage a third party from attempting to acquire us, even if doing so would be beneficial to you and our other stockholders. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

         o a classified board of directors of which only approximately 1/3 of the total board members are elected at each annual meeting;

         o authority for our board of directors to issue common stock and preferred stock, and to determine the dividend, voting and other rights, preferences, privileges and restrictions of undesignated shares of preferred stock, without any vote by or approval of our stockholders;

         o the existence of large amounts of authorized but unissued shares of common stock and preferred stock;

         o super-majority voting requirements to effect material amendments to our second restated certificate and by-laws;

         o limiting the persons who may call special meetings of stockholders;

         o        prohibiting stockholder action by written consent;

         o        our stockholders rights plan;

         o a fair price provision that sets minimum price requirements for potential acquirers;

         o anti-greenmail provisions which limit our ability to repurchase shares of common stock from significant stockholders;

         o restrictions under Delaware law on mergers and other business combinations between us and any 15% stockholders; and

         o advance notice requirements for director nominations and for stockholder proposals.

WE DO NOT INTEND TO PAY DIVIDENDS ON THE COMMON STOCK, AND YOU MAY NOT EXPERIENCE A RETURN ON YOUR INVESTMENT IN OUR SECURITIES WITHOUT SELLING THEM

         We have never declared or paid any cash dividends on our common stock. Therefore, you will not experience a return on your investment in our common stock without selling your shares since we currently intend on retaining any future earnings to fund our growth and do not expect to pay dividends in the foreseeable future.

OUR STOCK PRICE AND ITS TRADING VOLUME FLUCTUATES SIGNIFICANTLY, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE AND OUR BUSINESS

         The market price and volume of our common stock has in the past been, and in the future is likely to continue to be, highly volatile. The stock market in general has been experiencing extreme price and volume fluctuations for years. The market prices of securities of technology companies and Internet-related companies in particular have been especially volatile. We cannot assure you that our common stock will continue to trade at or above recent price and volume levels. The following factors could cause wide fluctuations in the market price and trading volume of our common stock in the future:

         o        actual or anticipated variations in our results of operations;

         o        announcements of technological innovations;

         o changes in, or the failure by us to meet, securities analysts' estimates and expectations;

         o introduction of new products and services by us or our competitors;

         o conditions or trends in the energy services and information industries in general and in the Internet and other technology industries in particular;

         o announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

         o announcements by us or our competitors of the success or status of our business;

         o        general market conditions;

         o        additions or departures of our key personnel;

         o sales of our common stock by directors, executive officers and significant stockholders; and

         o        the gain or loss of significant customer orders.

         Many of these factors are beyond our control. These factors may decrease the market price of our common stock, regardless of our operating performance.

         In addition, broad fluctuations in price and volume have been unrelated or disproportionate to operating performance, both of the market in general and of us in particular. Any significant fluctuations in the future might result in a material decline in the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect on our business, even if we ultimately prevail in the litigation.

WE MAY ISSUE ADDITIONAL PREFERRED STOCK, WHICH COULD DILUTE YOUR INTERESTS

         The terms of the Series B preferred stock do not limit the issuance of additional series of preferred stock ranking junior to the Series B preferred stock, but do require the approval of the holders of a majority of the outstanding shares of Series B preferred stock to issue any stock senior to or on a parity with the Series B preferred stock. The issuance of additional shares of preferred stock with dividend, liquidation preference and other rights and privileges ranking senior to our common stock could dilute the interests of holders of our common stock.

WE DO NOT CURRENTLY INTEND TO PAY ANY DIVIDENDS ON OUR CAPITAL STOCK, AND EVEN IF WE DID INTEND TO PAY DIVIDENDS, OUR ABILITY TO PAY DIVIDENDS ON OUR CAPITAL STOCK IS LIMITED

         Under Delaware law, we are not permitted to make a distribution to our stockholders, including dividends on our capital stock, if, after giving effect to the payment, we would not be able to pay our debts as they become due in the usual course of business or if our total assets would be less than the sum of our total liabilities plus the amount which would be needed if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Consequently, if we fail to meet these criteria, we will be unable to pay dividends on the common stock.

         In addition, our ability to pay dividends on our common stock is restricted by our current credit facility. Further, if we fail to pay dividends on the Series B preferred stock, we will be prohibited from paying dividends on the common stock until all unpaid dividends on the Series B preferred stock have been paid in full.

         In the future, our board of directors will determine whether we pay dividends on our common stock subject to the limitations noted above. We do not presently intend to pay any dividends.

BECAUSE THE WARRANTS HAVE BEEN CALLED FOR REDEMPTION, WARRANT HOLDERS WILL BE FORCED TO SELL OR REDEEM THEIR WARRANTS ON OR BEFORE THE REDEMPTION DATE

         We have called the warrants for redemption at a redemption price of $.01 per warrant on August 14, 2000, the redemption date. The warrants will no longer trade or be exercisable for common stock after the redemption date. Therefore, holders must either exercise or sell their warrants on or before the redemption date to avoid receiving the nominal redemption price. This may require warrant holders to sell or exercise their warrants at a time when they do not wish to do so, or when the warrant sale or exercise is not in their personal best interest.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. Forward-looking statements relate to future events or our future financial performance. You can identify forward-looking statements by terminology such as "may", "could", "should", "will", "project", "intend", "continue", "believe", "anticipate", "estimate", "expect", "plan", "intend", "potential" or "scheduled," or the negative of these terms, or other comparable terminology.

         These forward-looking statements are based on the current plans, intentions, beliefs and expectations of management as well as assumptions made by and information currently available to management. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are not guarantees of future performance or events. Forward-looking statements involve substantial risks and uncertainties. Any or all of these forward-looking statements could turn out to be wrong. Forward-looking statements will be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described under "Risk Factors" in this prospectus, as well as other risks and uncertainties discussed elsewhere in this prospectus, in documents incorporated by reference in this prospectus and in our other reports and filings with the SEC. We undertake no duty or obligation to update or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         The amount of the net proceeds, if any, that we will receive from this offering is not determinable at this time because the holders of the warrants, other than the dealer manager, have no obligation to exercise their warrants. The proceeds we receive will be due to the exercise of warrants on or before the redemption date, which will be in the discretion of the warrant holders. We believe that the number of warrants that are exercised will depend upon market conditions between the date of this prospectus and the redemption date, the financial resources of warrant holders, and other factors outside of our control. If all 839,675 outstanding warrants called for redemption are exercised, we estimate the net proceeds that we would receive from the sale of 839,675 shares of common stock we are offering by this prospectus will be approximately $3,170,000, after deducting estimated commissions and offering expenses.

         We intend to use the net proceeds primarily to fund the development and expansion of the business of PowerSpring. Any remaining funds will be used for working capital and general corporate purposes. In addition, a portion of the proceeds may also be used to acquire or invest in complimentary businesses or products or to obtain the right to use complimentary technologies, although we have no currently pending agreement, arrangement, or understanding with respect to any acquisition or investment. Pending these uses, we intend to invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities.

                 TERMS, REDEMPTION AND EXERCISE OF THE WARRANTS

         In September 1998, we distributed the warrants as a dividend to our stockholders on the basis of one warrant for each four shares of common stock outstanding on September 10, 1998, the record date for the warrant distribution. Each warrant is exercisable for one share of common stock at an exercise price of $4.00 per share until August 14, 2000, the redemption date. We will redeem any warrants not exercised on or before the redemption date at a redemption price of $0.01 per warrant. The warrants trade on the Nasdaq SmallCap Market under the symbol "MTEKW." As of July 10, 2000, 839,675 warrants remained outstanding.

TERMS OF THE WARRANTS

         The warrants were issued under a warrant agency agreement between us and Computershare Trust Company, Inc., formerly known as American Securities Transfer & Trust Inc., as warrant agent. The description of the warrants contained in this prospectus is not complete and is qualified in its entirety by reference to the warrants agency agreement, which is an exhibit to the registration statement of which this prospectus is a part and is available upon request.

         The warrants are redeemable at our option at a redemption price of $.01 per warrant at any time, upon at least 30 days prior written notice, if the closing sale price of the common stock equals or exceeds $6.50 for 20 consecutive trading days ending within 30 days before the date notice of redemption is given. In addition, at that time a current registration statement covering the common stock underlying the warrants must be effective. This prospectus is a part of an effective registration statement covering the common stock underlying the warrants. Because these conditions have been met, we have determined to redeem the warrants at 5:00 p.m., Denver, Colorado time, on August 14, 2000. The warrants were originally exercisable, before being called for redemption, until September 10, 2003.

         All questions as to the validity, form, eligibility, and acceptance of an exercise of warrants will be determined by us, in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any exercise if it is not in proper form or if the acceptance of the exercise or the issuance of common stock upon the exercise could be deemed unlawful. We also reserve the right to waive any defect with regard to any particular exercise. We are not under any duty to give notification of any defects or irregularities in exercises, and we will not incur any liability for failure to give any notification. Warrants will not be deemed exercised until any defects or irregularities have been cured or waived within the time that we determine. Warrant exercises with defects or irregularities which have not been cured or waived will be returned by us to their appropriate holder of the warrants as soon as practical period.

         The warrants may not be exercisable by any person, and neither this prospectus nor any warrants shall constitute an offer to sell or solicitation of an offer to purchase any shares of common stock, in any jurisdiction in which these transactions would be unlawful. We believe that any action required of us has been taken to permit exercises of the warrants and purchases of the common stock in all states in which holders of warrants currently reside. No action has been taken in any jurisdiction outside the United States to permit offers of sale of the warrants of the common stock. Consequently, we may reject exercises of warrants by any holder of warrants outside the United States.

REDEMPTION OF THE WARRANTS

         On July 14, 2000, we called for redemption on August 14, 2000, the redemption date, all of the warrants issued in the 1998 dividend that remain outstanding as of 5:00 p.m. Denver, Colorado time, on the redemption date at a redemption price of $.01 per warrant. Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $4.00 per share. The right to exercise the warrants expires at 5:00 p.m., Denver, Colorado time, on the redemption date. After the redemption date, warrants cannot be exercised, and any warrants that remain unexercised after the redemption date will be redeemed for the redemption price.

         As a result of our election to redeem the warrants, you have the following three alternatives with respect to your warrants:

         o You may exercise your warrants. Until 5:00 p.m., Denver, Colorado time, on August 14, 2000, when the exercise right expires, you may exercise your warrants by purchasing shares of our common stock at the exercise price of $4.00 per share.

         o You may sell your warrants in the open market. Until 5:00 p.m., Denver, Colorado time on the redemption date, you may sell your warrants in the open market through brokers or otherwise. Until the redemption date, the warrants will continue to trade on the Nasdaq SmallCap Market under the trading symbol "MTEKW". The warrants will cease trading after the redemption date.

         o You may deliver your warrants to be redeemed for cash. After 5:00 p.m., Denver, Colorado time, on the redemption date, any warrants you continue to hold will be redeemed by us at a redemption price of $.01 per warrant. All warrants outstanding after the redemption date will be deemed to be redeemed by us, whether or not they have been surrendered for redemption. However, you must surrender your warrants to the warrant agent, as discussed below, to collect the redemption price.

         You are urged to consult with your own tax, business and other advisors concerning the tax, business and other consequences of the exercise, sale or redemption of your warrants.

EXERCISE OF THE WARRANTS

         Warrant holders may exercise their warrants by properly completing and signing the subscription form on the warrants including, if required, a signature guarantee from an eligible institution, and mailing or delivering the warrants to Computershare Trust Company, Inc., the warrant agent, together with a payment of the aggregate exercise price of the warrants in full in U.S. dollars, by the holder, to:

                        Computershare Trust Company, Inc.
                      12039 West Alameda Parkway, Suite Z-2
                            Lakewood, Colorado 80228
                            Telephone: (303) 986-5400
                            Facsimile: (303) 986-2444

                                     or to:

                        Computershare Trust Company, Inc.
                                  P.O. Box 1596
                              Denver, CO 80201-1596

A holder may exercise warrants in whole or in part, but no warrants may be exercised for fractional shares of common stock.

         The exercise price will be considered to have been paid only upon clearance of the wire transfer, certified or official bank check, bank draft or money order that is tendered. All funds received by the warrant agent from the exercise of the warrants will be deposited upon receipt. Pending issuance of certificates representing shares of common stock, funds received for the exercise of warrants will be held in a segregated escrow account.

         Once a holder has exercised a warrant, the exercise may not be revoked. To be accepted, the properly completed warrants and payment with respect to the exercise price of the warrants must be received by the warrant agent before 5:00 p.m., Denver, Colorado time, on August 14, 2000. The instruction accompanying the warrants should be read carefully and followed in detail. WARRANTS SHOULD BE SENT WITH PAYMENT TO THE WARRANT AGENT. DO NOT SEND WARRANTS TO US.

         CERTIFICATES REPRESENTING THE SHARES OF COMMON STOCK SUBSCRIBED FOR WILL BE ISSUED AND DELIVERED AS SOON AS PRACTICABLE AFTER PAYMENT OF THE EXERCISE PRICE OF THE WARRANTS. HOLDERS OF WARRANTS WILL NOT HAVE ANY RIGHTS AS STOCKHOLDERS UNTIL STOCK CERTIFICATES REPRESENTING THE SHARES OF COMMON STOCK SUBSCRIBED FOR ARE ISSUED TO THEM.

         The risk of method of delivery of all documents and payment is on the holders of the warrants, not on the warrant agent or us. If the mail is used, it is recommended that payments be made by registered mail, properly insured, return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the warrant agent before the expiration of the warrants.

         Stifel, serving as the dealer manager of this offering, will contact warrant holders, explain the terms of the proposed redemption to warrant holders, and solicit holders to exercise their warrants. See "Dealer Manager Arrangement" below. The dealer manager's address is:

                        Stifel, Nicolaus & Company, Inc.
                          1125 17th Street, Suite 1500
                             Denver, Colorado 80202
                           Telephone: (303) 296-2300.

         Questions relating to the method of exercise should be directed to the dealer manager or the warrant agent.

         THE RIGHT OF HOLDERS TO EXERCISE THESE WARRANTS WILL EXPIRE AT 5:00 P.M., DENVER, COLORADO TIME, ON THE REDEMPTION DATE. ALL WARRANTS NOT PROPERLY EXERCISED ON OR BEFORE THAT DATE AND TIME WILL BE REDEEMED BY US AT THE REDEMPTION PRICE. BEFORE THE REDEMPTION DATE, WE WILL DEPOSIT WITH THE WARRANT AGENT AN AMOUNT SUFFICIENT TO PAY THE REDEMPTION PRICE FOR ALL WARRANTS CALLED FOR REDEMPTION. AFTER THE REDEMPTION DATE, ALL WARRANT CERTIFICATES EVIDENCING THE WARRANTS MUST BE DELIVERED TO THE WARRANT AGENT AT THE ADDRESS SHOWN ABOVE FOR RECEIPT OF THE REDEMPTION PRICE.

         Holders of warrants will realize taxable gain or loss upon a sale or redemption of the warrants, but will generally not recognize gain or loss upon exercise of the warrants. Holders of the warrants are urged to consult their tax advisors as for the federal, state and local tax treatment and consequences applicable to them upon exercise, sale or redemption of the warrants.

FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of the material federal income tax consequences relevant to the exercise and disposition of the warrants. This summary is based on the current provisions of the Internal Revenue Code of 1986, Treasury regulations and judicial and administrative authority, all of which may change, possibly on a retroactive basis. This summary applies only to investors who hold our warrants as capital assets, within the meaning of section 1221 of the Internal Revenue Code. This summary does not discuss the tax consequences to special classes of investors, including:

         o        brokers or dealers in securities or currencies;

         o        financial institutions;

         o        tax-exempt entities;

         o        life insurance companies;

         o persons holding warrants as a part of a hedging, short sale or conversion transaction or a straddle;

         o investors whose functional currency is not the United States dollar;

         o persons who hold warrants through partnerships or other pass-through entities; or

         o        foreign holders and U.S. expatriates.

         State, local and foreign tax consequences of the warrants are not summarized.

         We have not requested, and do not intend to request, any rulings from the Internal Revenue Service concerning the federal tax consequences applicable to the warrants. You are advised to consult with your own tax advisor regarding the consequences of acquiring, holding, exercising or disposing of the warrants in light of current tax laws, your particular investment circumstances, and the application of state, local and foreign tax laws.

         A warrant holder generally will not recognize gain or loss on exercise of warrants for cash. The adjusted tax basis of a holder of common stock acquired on exercise of warrants will be equal to the sum of the holder's adjusted tax basis in the exercise warrants and the exercise price of the warrants. The holding period for common stock acquired on exercise of warrants will begin on the date of exercise.

         If a warrant holder sells or otherwise disposes of the holder's warrants, the holder will recognize capital gain or loss equal to the difference between the amount of cash in the fair market value of property received and the holder's tax basis in the warrants. The gain or loss will be long-term capital gain or loss if the holding period for the warrants exceeds one year. For corporate taxpayers, long-term capital gains are taxed at the same rate as ordinary income. For individual taxpayers, net capital gains - the excess of the tax payer's net long-term capital gain over his net short-term capital losses - are taxable at a maximum rate of 20% if the warrants are held for more than one year.

         If a holder sells or otherwise disposes of common stock acquired upon exercise of a warrant, the holder will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received and the holder's tax basis in the common stock. The gain or loss will be long-term capital gain or loss if the holder's holding period for this common stock exceeds one year. The holding period for common stock acquired upon exercise of warrants commences on the date the warrants are exercised. The tax rate for long-term capital gains are discussed above under the discussion of tax considerations of the disposition of warrants. If a holder's warrants are redeemed by us, the holder will be treated as if he disposed of the warrants for the redemption price.

         We will not recognize any taxable income or gain upon the exercise or redemption of the warrants.

         THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF WARRANTS OR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO OF THE WARRANTS, INCLUDING THE APPLICABILITY AND THE EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME TAX LAWS, AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                           DEALER MANAGER ARRANGEMENT

         We have entered into a dealer manager agreement with Stifel, Nicolaus & Company, Inc., under which Stifel will serve as the dealer manager of this offering.

         Stifel will provide those services that are customarily performed by investment banking concerns when acting as a dealer manager for a warrant redemption. These services include contacting warrant holders, explaining the terms of the proposed redemption to warrant holders, and soliciting holders to exercise their warrants. In addition, Stifel may, but is not obligated to, make a market in the warrants and common stock during the redemption period. In that connection, Stifel may make purchases and sales of common stock or warrants, in the open market or otherwise, for long or short account, on such terms as it deems advisable, all subject to applicable provisions of the Exchange Act. In effecting any such purchases and sales, Stifel may realize profits or losses independent of the compensation described below. Stifel has agreed to exercise, on the redemption date, any warrants that it owns immediately prior to the effective time of the redemption.

         Under the terms of the dealer manager agreement and in consideration of Stifel's obligations under that agreement, we have agreed to pay Stifel an initial fee of $25,000, plus a commission of $0.15 per warrant exercised to the extent such amount exceeds $25,000. We have also agreed to reimburse Stifel for up to $20,000 of its reasonable out-of-pocket expenses and legal fees, in connection with the transactions contemplated by the dealer manager agreement. In addition, we have agreed to indemnify Stifel against liabilities, including liabilities under the Securities Act, or to contribute to payments which Stifel may be required to make relating to those liabilities.

         Stifel has from time to time in recent years performed various investment banking and other financial advisory services for us, for which it has received customary compensation. These services have included rendering a fairness opinion to us in connection with the units private placement.

                             SELLING SECURITYHOLDER

         This prospectus also covers the resale of up to 136,263 of the warrants called for redemption by a selling securityholder, American Meter Company. The address for American Meter is 300 Welsh Road, Horsham, Pennsylvania 19044. As of July 10, 2000, the selling securityholder beneficially owned 461,317 shares of common stock, consisting of 325,054 shares of common stock and 136,263 shares issuable upon exercise of warrants held by the selling securityholder, representing 8.7% of the number of outstanding shares of common stock on that date plus the number of shares of common stock issuances upon exercises of warrants owned by the selling securityholder.

         On May 4, 1998, through Metretek Florida we acquired assets from the selling securityholder. In consideration for those assets, we issued to the selling securityholder 439,560 shares of common stock, a $600,000 convertible promissory note and $1.3 million in cash. We issued to the selling securityholder 109,890 warrants in the 1998 warrant distribution, and 105,495 shares of common stock and 26,373 warrants upon conversion of the convertible promissory note. Before the date of this prospectus, the selling securityholder sold 220,000 shares of common stock. Harry I. Skilton, the President and Chief Executive Officer of the selling securityholder, was a member of our board of directors from May 4, 1998, the date of the acquisition, until June 7, 2000. Mr. Skilton beneficially owned 14,386 shares of common stock, including 11,261 shares that may be acquired by Mr. Skilton upon the currently exercisable stock options and 625 shares that may be acquired by Mr. Skilton upon the exercise of currently exercisable warrants. The shares of common stock beneficially owned by Mr. Skilton have not been included in the beneficial ownership of the selling securityholder.

         In connection with the acquisition of assets from the selling securityholder, we granted to the selling securityholder registration rights. Under those registration rights, we have registered the resale of the warrants under this prospectus. We cannot estimate the number of warrants that the selling securityholder will beneficially own upon completion of this offering, because the selling securityholder may sell all, part or none of the warrants under this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale of any the warrants offered by the selling securityholder under this prospectus.

         On May 4, 1998, in connection with our acquisition of assets from American Meter, we and Metretek Florida entered into agreements relating to the acquisition and ongoing relationships with American Meter, including an asset purchase agreement, a promissory note, and a noncompete agreement. Metretek Florida also entered into a license agreement with American Meter, for the license by American Meter to Metretek of operating software, and the development, manufacture and sale by Metretek Florida to American Meter of electronic components and related equipment pertaining to electronic temperature and pressure correction to be embedded within new rotary and turbine meters of American Meter. The license agreement also grants to American Meter and its affiliates the right to sell Metretek Florida products in the United States and Canada at agreed-upon prices. After the acquisition, Metretek Florida and American Meter entered into an international sales agreement, under which American Meter and its affiliates have the non-exclusive right to sell Metretek Florida products internationally. During fiscal 1998 and 1999, we recorded revenues of approximately $522,000 and $593,000 with respect to sales to American Meter under the license agreement and the international sales agreement. The terms of the acquisition agreement, the license agreement and the international sales agreement were the result of arms-length negotiations between the parties.

         The selling securityholder may from time to time offer and sell the warrants under this prospectus. References in this prospectus to the selling securityholder include American Meter and any donees, pledgees, transferees or other successors-in-interest selling shares received from the selling securityholder as a gift, pledge, partnership distribution or other non-sale-related transfer after the date of this prospectus. The selling securityholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of the shares.

         The selling securityholder may sell the warrants offered under this prospectus on the Nasdaq SmallCap Market, on any other stock exchange or stock market on which the shares may from time to time be traded, in the over-the-counter market, in negotiated transactions, in underwritten transactions or otherwise, at market prices prevailing at the time of sale, at prices related to the then prevailing market prices, at negotiated prices, or at fixed prices, in one or more of the following transactions:

         o a block trade in which the broker-dealer engaged will attempt to sell the warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o a purchase by a broker-dealer as principal and resale by the broker-dealer for its own account under this prospectus;

         o        an exchange distribution under the rules of the exchange;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o        privately negotiated transactions;

         o through the writing of options on the warrants, whether or not the options are listed on an options exchange;

         o        pledges to secure debts and other obligations;

         o        short sales;

         o broker-dealers may agree with the selling securityholder to sell a specified number of warrants at a stipulated price per share; or

         o        any other method permitted by applicable law.

         The selling securityholder may effect sales by selling the warrants directly to purchasers or to or through underwriters or broker-dealers, acting as principal or agent. In effecting sales, underwriters or broker-dealers engaged by the selling securityholder may arrange for other broker-dealers to participate in the resales. The selling securityholder has advised us that, as of the date of this prospectus, it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the warrants offered under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of warrants by the selling securityholder.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholder. Broker-dealers or agents may also receive compensation from the purchasers of the warrants for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. The selling securityholder and any broker-dealers or agents that participate in the distribution of the warrants may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Accordingly, any commission, discount or concession received by them and any profit on the resale of the warrants purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling securityholder may be deemed to be an underwriter under the Securities Act, the selling securityholder will be required to comply with the prospectus delivery requirements of the Securities Act.

         The selling securityholder may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the warrants or otherwise. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the warrants offered under this prospectus in the course of hedging the positions they assume with the selling securityholder. The selling securityholder also may sell warrants short and redeliver the warrants offered under this prospectus to close out its short position. The selling securityholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealers or other financial institutions of the warrants offered under this prospectus. The broker-dealer may then resell or otherwise transfer these warrants under this prospectus as it may be amended or supplemented to reflect this transaction. The selling securityholder also may loan or pledge the warrants offered under this prospectus to a broker-dealer or other financial institution. The broker-dealer or other financial institution may sell the warrants so loaned, or upon a default the broker-dealer or other financial institution may sell the pledged warrants under this prospectus.

         In addition, any warrants offered under this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold by the selling securityholder under Rule 144 rather than under this prospectus.

         The warrants will be sold only through registered or licensed brokers or dealers if required by applicable state securities laws. In addition, in some states the warrants may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the warrants offered under this prospectus may be limited in its ability to engage in market activities with respect to these warrants. The selling securityholder will be required to comply with the applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including the anti-manipulation provisions of Regulation M, which provisions may restrict activities of the selling securityholder and limit the timing of purchases and sales of warrants by the selling securityholder. Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution of the warrants may not simultaneously engage in market-making activities with respect to the particular warrants being distributed for specific periods before the commencement of the distribution. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the warrants.

         Upon being notified by the selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of warrants through a block trade, special offering, underwritten offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act, disclosing:

         o the name of the selling securityholder and of the participating broker-dealer(s);

         o        the number of warrants involved;

         o        the price at which the warrants were sold;

         o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

         o that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o        other facts material to the transaction.

         In addition, upon being notified by the selling securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 warrants, we will file a supplement to this prospectus. Any prospectus supplement may also add, update or change any information contained in this prospectus.

         We will pay all expenses related to the registration of the sale of the warrants offered under this prospectus by the selling securityholder. The selling securityholder will pay all commissions, discounts, concessions and other compensation and selling expenses attributable to the sale of the warrants. We have agreed to indemnify the selling securityholder against liabilities related to the registration of the warrants, including liabilities arising under the Securities Act, or to contribute to payments the selling securityholder may be required to make in respect of these liabilities. The selling securityholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the warrants against liabilities related to the offer and sale of the warrants, including liabilities arising under the Securities Act, or to contribute to payments a broker-dealer or agent may be required to make in respect of these liabilities.

         We cannot assure you that the selling securityholder will sell all or any of the warrants offered under this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.01 per share, and 3,500,000 shares of preferred stock, par value $.01 per share. Of our preferred stock, 1,000,000 shares are designated as Series B preferred stock, 500,000 shares are designated as Series C preferred stock, and the remaining 2,000,000 shares are undesignated.

         As of July 10, 2000, the following were outstanding:

         o        5,183,774 shares of common stock;

         o 7,000 shares of Series B preferred stock, convertible into approximately 1,179,762 shares of common stock;

         o options to purchase an aggregate of 526,191 shares of common stock; and

         o warrants to purchase an aggregate of 986,620 shares of common stock, excluding the warrants we have called for redemption.

         The following summary of our capital stock is not intended to be complete and is subject to, and qualified in its entirety by reference to, our second restated certificate and our by-laws and the provisions of applicable law. Our second restated certificate and our amended and restated by-laws are exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

         The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, other than matters to be voted on solely by one or more series of preferred stock, voting separately. The holders of common stock are not entitled to cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the shares of the common stock entitled to vote in any election of directors may elect all of the directors standing for election, other than those directors who may be elected only by holders of a series of preferred stock, voting separately. Depending upon any preferential dividend rights that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, depending upon the preferential distribution rights of shares of preferred stock, if any, then outstanding. The holders of our common stock have no preemptive, conversion or other subscription rights to purchase any shares of our capital stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights of holders of common stock depend upon, and might be adversely affected by, the rights of any series of preferred stock which we have issued or may issue in the future.

PREFERRED STOCK

         AUTHORIZATION

         Under our second restated certificate, the board of directors has the authority, without further action by the stockholders, other than the approval of holders of Series B preferred stock, if any, described in "-- Series B Preferred Stock - Voting Rights", to issue shares of preferred stock in one or more series and to establish the designations, powers, preferences and relative, participating, optional or special rights, and any qualifications, limitations or restrictions, including voting rights, dividend rates, conversion rights, terms of redemption and liquidation preferences applicable to the shares of each series, any or all of which may be greater than the rights of the common stock. Under this authority, the board of directors can issue shares of preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. This ability of the board of directors to issue preferred stock could have the effect of delaying, deferring or preventing a change of control. Additionally, the issuance of preferred stock may have the effect of decreasing the price of the common stock and may adversely affect the voting and other rights of the holders of common stock. Except for the issuance of the Series C preferred stock under the terms of our rights agreement, we have no present plans to issue any shares of preferred stock.

         SERIES B PREFERRED STOCK

         The terms of the Series B preferred stock are described below under "-- Series B Preferred Stock."


         SERIES C PREFERRED STOCK

         The Series C preferred stock is to be issued only in connection with our rights agreement described below under "--Rights Agreement." Each share of Series C preferred stock has the following material terms:

         o cumulative quarterly dividends in preference to the holders of common stock equal to the greater of $4.00 per share or 25 times the dividend paid per share to holders of common stock;

         o        25 votes per share; and

         o a preference on liquidation equal to the greater of $16 per share or 25 times the amount payable per share to the holders of common stock.

SERIES B PREFERRED STOCK

         DIVIDENDS

         Holders of shares of Series B preferred stock are entitled to receive, when, as and if declared by our board of directors out of our funds which are legally available for payment, cumulative dividends in cash at the annual rate of 8% of the initial liquidation preference of $1,000 per share of Series B preferred stock. This is equivalent to $80.00 per share annually.

         So long as at least 1,000 shares of Series B preferred stock are outstanding and cumulative dividends on the Series B preferred stock have not been paid in full, we will not:

         o pay or declare any dividend or make any distribution on any of our common stock or any other class of our capital stock ranking junior to or on a parity with the Series B preferred stock as to dividend, liquidation or redemption rights; or

         o purchase, redeem or acquire, or pay, set aside or make available for a sinking fund any monies to purchase, redeem or acquire, any shares of our common stock or other class of our capital stock ranking junior to or on a parity with the Series B preferred stock as to dividend, liquidation or redemption rights.

         In addition to the 8% cumulative dividends discussed above, holders of Series B preferred stock are entitled to receive dividends out of funds legally available for payment of dividends at the times and in the amounts as our board of directors, in its sole discretion, may determine. We will not declare or pay any dividend in cash or common stock on any shares of common stock unless at the same time we declare or pay the same dividend on the Series B preferred stock on the basis of the number of shares of common stock into the Series B preferred stock held is then convertible.

         REDEMPTION

         Mandatory redemption. On December 9, 2004, depending upon the legal availability of funds, we will be required to redeem all of the outstanding shares of the Series B preferred stock at a redemption price, payable in cash, equal to the initial liquidation preference plus accumulated and unpaid dividends, if any, to the date of redemption. We will not be required to make sinking fund payments with respect to the Series B preferred stock.

         Redemption upon extraordinary transactions. The holders of not less than a majority of the outstanding shares of Series B preferred stock may elect to either have the Series B preferred stock redeemed in connection with, or to participate in, any of the following "extraordinary transactions":

         o a merger or consolidation of us with or into another corporation, unless a majority of the outstanding voting power of the surviving or consolidated corporation is held by our stockholders immediately before that transaction;

         o the sale or transfer of all or substantially all of our properties and assets;

         o any purchase by any party or group of affiliated parties of shares of our capital stock, through a negotiated stock purchase or a tender for our shares, resulting in a party or group of affiliated parties that did not beneficially own a majority of our voting power immediately before the purchase beneficially owning a majority of our voting power immediately after the purchase; or

         o our repurchase of shares representing a majority of our voting power immediately before the redemption.

         Unless the holders of Series B preferred stock have elected to convert their shares of Series B preferred stock into common stock, then as a condition to any extraordinary transaction we must either:

         o redeem all outstanding shares of Series B preferred stock at a redemption price equal to the initial liquidation preference plus accumulated and unpaid dividends, if any, payable in cash or, at the election of the holders of the Series B preferred stock, payable in the same form of consideration as is paid to the holders of common stock in the extraordinary transaction, if the holders of Series B preferred stock elect to have their shares redeemed; or

         o take those actions as are sufficient to facilitate the participation of the holders of the Series B preferred stock in the extraordinary transaction permitting them to receive, as a preferential amount, the amount they would have received upon redemption either in cash, or at the election of the holders of Series B preferred stock, in the same form of consideration as is paid to the holders of common stock in the extraordinary transaction, if the holders of Series B preferred stock elect to participate in the extraordinary transaction.

         A sale of substantially all of our assets means a sale or other disposition other than in the ordinary course of business of more than 75% of our assets, based upon the book value or fair market value of our assets, determined on a consolidated basis under generally accepted accounting principles.

         Upon any redemption due to an extraordinary transaction, if the holders of the Series B preferred stock, by converting their shares into common stock before the extraordinary transaction, would receive an amount greater than the redemption price payable to them if they do not convert their shares into common stock, then they will be entitled, upon an election by holders of a majority of the outstanding shares of the Series B preferred stock, to receive the greater amount in the extraordinary transaction. We are not permitted to participate in any extraordinary transaction or to make or agree to make any payments to holders of common stock or any other shares of our capital stock ranking junior to the Series B preferred stock unless the holders of the Series B preferred stock have received the full preferential amount to which they are entitled in the extraordinary transaction.

         Optional redemption. On or after December 9, 2000, if the market price of our common stock equals or exceeds 200% of the conversion price of the Series B preferred stock then in effect for at least 20 trading days within any 30 consecutive trading day period, we will have the right to redeem the Series B preferred stock. The current conversion price is $5.9334 per share of common stock. If we redeem the Series B preferred stock, the redemption price will be equal to the initial liquidation preference, plus accumulated and unpaid dividends, if any, to the redemption date. We will give at least 30 days written notice to the holders of Series B preferred stock before we redeem the Series B preferred stock, and the notice must be given within 30 days after the 30 consecutive trading day period referred to above.

         Other redemption provisions. If, on any date we are obligated to redeem the Series B preferred stock, we are prohibited under Delaware law from redeeming all outstanding shares of the Series B preferred stock, then we will redeem as many shares as we are permitted under Delaware law on a pro rata basis among the holders of the Series B preferred stock, and we will take any necessary or appropriate action to remove any impediments on our ability to redeem the remaining shares. If we are still unable to redeem all shares of Series B preferred stock, then the dividend rate on the unredeemed shares will increase to an annual rate of 10%, and will increase by an additional 0.5% annual rate at the end of each six month period, up to a maximum annual rate of 15%, until all outstanding shares of Series B preferred stock have been redeemed and the redemption price has been paid in full.

         LIQUIDATION PREFERENCE

         Upon our voluntary or involuntary liquidation, dissolution or winding-up, each holder of Series B preferred stock is entitled to be paid, out of our assets available for distribution to stockholders, an amount equal to the initial liquidation preference of $1,000 per share of Series B preferred stock held by the holder, plus accumulated and unpaid dividends to the date fixed for liquidation, dissolution or winding up, before any distribution is made on our common stock or any other class of our capital stock that is junior to the Series B preferred stock as to liquidation rights. If, upon our voluntary or involuntary liquidation, dissolution or winding-up, there are not sufficient assets to pay all amounts payable with respect to the Series B preferred stock, then the holders of the Series B preferred stock will share ratably in any distribution of our assets in proportion to the respective preferential amount to which they are entitled. In addition, if, upon our voluntary or involuntary liquidation, dissolution or winding-up, the holders of Series B preferred stock would have received more than the liquidation preference referred to above if they had converted their shares into common stock immediately before the liquidation, dissolution or winding up, then the holders of Series B preferred stock will receive the greater amount.

         VOTING RIGHTS

         The holders of Series B preferred stock have no voting rights, except as required under Delaware law or as provided in the provisions of Article Fourth of our second restated certificate governing the Series B preferred stock.

         As long as at least 2,000 shares of Series B preferred stock are outstanding, then the holders of the outstanding shares of Series B preferred stock, voting together as a separate class, are entitled to elect one member of our board of directors. On March 13, 2000, the holders of Series B preferred stock elected Kevin P. Collins as their designated director.

         If we fail to redeem all of the Series B preferred stock when we are required to do so by the terms of the Series B preferred stock, then the holders of the outstanding shares of Series B preferred stock, voting together as a separate class, will be entitled to elect to serve on our board of directors that number of directors constituting a majority of the members of our board of directors, and the number of members of our board of directors will be automatically increased by that number. These special voting rights of the Series B preferred stock will continue until we have paid the redemption price of all outstanding shares of Series B preferred stock in full, including any interest due as a result of our failure to pay the redemption price, at which time the terms of any directors elected by the holders of Series B preferred stock under these special voting rights will terminate and the number of members of our board of directors will be immediately decreased by that number.

         So long as at least 1,000 shares of Series B preferred stock remain outstanding, we may not, without the consent of at least a majority of the then outstanding shares of Series B preferred stock:

         o merge, consolidate, recapitalize, reorganize or engage in any like transaction;

         o        liquidate or dissolve;

         o sell or transfer all or substantially all of our consolidated properties or assets;

         o dispose of assets for consideration in excess of $1,000,000 without the approval of our board of directors; or

         o borrow money, except up to $3,000,000 under our primary credit agreement.

         In addition, as long as any shares of Series B preferred stock are outstanding, we may not, without the consent of the holders of at least a majority of the then outstanding shares of Series B preferred stock:

         o issue any equity security, or any securities exchangeable for or convertible into equity securities or measured by our earnings or profit, other than the Series C preferred stock, that rank senior to or parity with the Series B preferred stock as to liquidation, dividend and redemption rights;

         o redeem, repurchase or otherwise acquire for value any of our equity securities other than the Series B preferred stock under its terms or up to 250,000 shares of common stock under restriction agreements with our employees, officers, directors, consultants or other persons performing services for us; or

         o amend our certificate of incorporation, by-laws or other charter documents or those of any of our subsidiaries.

         CONVERSION RIGHTS

         Each share of Series B preferred stock are convertible, in whole or in part, at the option of the holder, into that number of shares of common stock equal to the "conversion value," which is $1,000 plus accumulated and unpaid dividends on the share, divided by the then applicable "conversion price" of the Series B preferred stock.

         The initial conversion price of the Series B preferred stock is $5.9334 per share of common stock. At an initial conversion value of $1,000, each share of Series B preferred stock is initially convertible into 168.5374 shares of common stock. The conversion price will be adjusted if any of the following events occurs:

         o if, on December 9, 2000, the "reset price", computed by multiplying 110% by the sum of (1) the average closing bid price of the common stock for the 30 trading days immediately preceding this date, plus (2) the fair market value on the date of any securities, cash or assets, other than any dividend or distribution paid exclusively in cash or in common stock, distributed or made payable to the holders of Series B preferred stock, on an as-converted, per share basis, is less than the then applicable conversion price, then the conversion price of the Series B preferred stock will be reduced to the reset price, provided that the conversion price cannot be reduced by more than 50%;

         o any dividend or distribution payable in shares of the common stock;

         o        any subdivision or split-up of the common stock;

         o        any combination or reverse split of the common stock;

         o any issuance, sale or exchange of shares of common stock at a price per share of common stock less than the greater of the "market price" of the common stock or the conversion price in effect immediately before the issuance, sale or exchange of the shares, excluding the following "excluded shares":

                  (1) 1,211,236 shares and options issued or issuable to our officers, directors and employees or issuable upon the exercise of options or other rights issued to them under our stock option, stock purchase and related employee plans,

                  (2) up to 1,555,150 shares issuable upon the exercise of warrants or other rights we issued before December 9, 1999, or

                  (3) any securities issuable upon conversion of the Series B preferred stock or exercise of unit warrants.

         o any issuance of options, warrants or rights to subscribe for shares of common stock, or securities convertible into or exchangeable for shares of common stock, at a purchase price less than the greater of the then current market price or the conversion price then in effect, other than options or warrants for excluded shares;

         o any distribution to all holders of our common stock of evidences of indebtedness, shares of our capital stock other than common stock, other securities, cash or assets, excluding any options, rights or warrants for which an adjustment to the conversion price referred to above is applicable and any distributions paid exclusively in cash or in common stock;

         o any reclassification or capital reorganization of the common stock; and

         o any merger, consolidation or sale of all or substantially all of our properties and assets.

         If the conversion price of the Series B preferred stock is adjusted to the reset price on December 9, 2000, then the holders of Series B preferred stock are not permitted, for a period of 90 days after that adjustment, to sell, pledge or transfer, one capital share, or for a period of 30 days after the adjustment, to purchase any of our common stock to cover any "short" purchases, although during the post-adjustment period they can convert their Series B preferred stock or exercise their warrants.

         The "market price" of the common stock for any date means the last sale price of the common stock on that date or, if there was no sale on that date, the average of the closing bid and sale price of the common stock on that date, as reported on the Nasdaq National Market as long as the common stock is traded on the Nasdaq National Market. No adjustment in the conversion price will be required to be made until a cumulative adjustment amounting to 1% or more of the conversion price as last adjusted is required. Fractional shares of common stock will not be issued upon conversion but, instead, we will round the applicable number of shares of common stock to be issued upon conversion to the nearest whole number of shares.

WARRANTS CALLED FOR REDEMPTION

         In September 1998, we distributed the warrants as a dividend to our stockholders on the basis of one warrant for each four shares of common stock outstanding on September 10, 1998, the record date for the warrant distribution. The terms of the warrants are described in "Terms, Redemption and Exercise of the Warrants -- Terms of the Warrants."

OTHER WARRANTS

         In the units private placement we issued 700,000 unit warrants. Each unit warrant entitles the holder to purchase one share of common stock at an initial exercise price of $6.7425. The initial exercise price of the unit warrants will be reset on December 9, 2000 to 125% of the average closing bid price of the common stock for the 30 trading days immediately preceding this date, if this computed amount is less than the exercise price of the unit warrants then in effect. The exercise price may also be adjusted under the anti-dilution provisions of the unit warrants, which are substantially the same as the anti-dilution provisions of the Series B preferred stock described under "--Series B Preferred Stock - Conversion Rights" above. The unit warrants can be exercised at any time until December 9, 2004. Instead of paying the exercise price in cash, holders may exercise their unit warrants by delivering to us shares of common stock with a fair market value equal to the exercise price. Alternatively, holders of unit warrants may make a "cashless" exercise of the unit warrants and receive, upon exercise and without making any payments of cash, common stock or any other asset, a "net" number of shares of common stock determined by a formula based on the amount the trading price of the common stock exceeds the exercise price then in effect.

         When we acquired Metretek Florida, we issued warrants to purchase our common stock to the holders of then outstanding warrants to purchase Metretek Florida capital stock. As of July 10, 2000, warrants to purchase an aggregate of 36,620 shares of common stock were outstanding, with expiration dates through 2004 and with exercise prices ranging from $44.48 to $88.96 per share. The shares of common stock issuable upon exercise of these warrants cannot be resold unless the resale is registered under the Securities Act and under applicable state securities laws made under available exemption therefrom. The holders of these warrants have the right, under some circumstances, to require us to register the shares of common stock issuable upon exercise of these warrants under the Securities Act and applicable state securities laws.

         As of July 10, 2000, in addition to the warrants described above, warrants to purchase 250,000 shares of common stock at exercise prices ranging from $2.47 to $14.50 per share were outstanding. Warrants exercisable for 150,000 shares of common stock are currently exercisable, and the remainder of the warrants will become exercisable through 2001. These warrants expire between 2002 and 2004. We issued these warrants for consulting and other advisory services the warrant holders rendered to us.

         We are not redeeming any warrants other than the warrants issued in the 1998 warrant distribution. The shares of common stock issuable upon the exercise of the other warrants described above cannot be resold unless the resale is registered under the Securities Act and under applicable state securities laws or is made under available exemptions from the registration requirements. The holders of these other warrants can require us to register their resale of the shares of common stock that are issuable upon exercise of these warrants if we register other securities. These registration rights are described below under "-- Registration Rights."

REGISTRATION RIGHTS

         Under the terms of the registration rights agreement among us and the unit purchasers in the units private placement, we have registered under the Securities Act the resale of the shares of common stock and Series B preferred stock acquired by the unit purchasers in the units private placement and the shares of common stock issuable upon exercise of the unit warrants and upon conversion of the Series B preferred stock.

         In connection with the acquisition of assets from American Meter, we granted to American Meter the right to demand, on one occasion, beginning May 4, 2000, that we file a registration statement for the registration of all or any portion of these shares under the Securities Act. In addition, American Meter is entitled to piggy-back registration rights in connection with any registration by us of securities for any account or the account of other stockholders. American Meter's demand registration rights terminate on the earlier of May 4, 2006 or 90 days after American Meter's ownership of these shares falls below 10% of all outstanding common stock. We have registered the resale of all shares of common stock owned by American Meter or underlying the warrants owned by American Meter.

         The holders of the other warrants described above are entitled to piggy-back registration rights in connection with any registration by us of securities for our own account or for the account of our security holders. Generally, if we propose to register any securities under the Securities Act, we are required to give these securityholders notice of the registration and to include their shares in the registration statement, although these rights may be cut-back in underwritten offerings. The resale of the shares of common stock underlying these other warrants have also been previously registered.

         We are generally required to bear all expenses of all demand and piggy-back registrations, except broker-dealer and underwriting discounts and commissions and other selling expenses. We have also agreed to indemnify some of these securityholders from liability involved in these registrations.

ANTI-TAKEOVER EFFECTS OF OUR SECOND RESTATED CERTIFICATE AND BY-LAW PROVISIONS

         Provisions of our second restated certificate and our by-laws, which are summarized below, may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

         Related person business combinations

         Under our second restated certificate, "business combinations" with "related persons", which are persons who beneficially own 20% or more of our voting power, and their affiliates and associates, must be approved by the affirmative vote of the holders of not less than 80% of our outstanding voting stock, and the affirmative vote of the holders of not less than 67% of our outstanding voting stock held by stockholders other than related persons. This super-majority voting requirement does not apply to a business combination either in which the cash or the fair market value of the other consideration to be received per share by stockholders in the business combination is not less than the highest per share price paid by the related person in acquiring any of its holdings of our common stock, or which has been approved in advance by two-thirds of our continuing directors.

         Super-majority voting provisions

         Under our second restated certificate, the affirmative vote of the holders of not less than 80% of our outstanding voting stock is required to approve fundamental corporate actions including mergers, consolidations, combinations, dissolutions, and sales of all or substantially all our assets, unless these actions are approved by two-thirds of our board of

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
directors. Our second restated certificate also requires the affirmative vote of the holders of not less than 80% of our outstanding voting shares to amend or repeal any provision of our second restated certificate or our by-laws, if it is required or demanded that the stockholders vote on the amendment or repeal, unless the amendment or repeal is approved by two-thirds of our board of directors.

         Classified board of directors

         Our board of directors is divided into three classes, with the directors of each class being elected for three-year terms. In addition, under Delaware law, members of our board of directors may be removed only for cause. These provisions, when coupled with the provision of our second restated certificate authorizing the board of directors to fill vacant directorships, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling vacancies created by the removal with its own nominees.

         Stockholder action; special meetings of stockholders

         Our second restated certificate eliminates the ability of stockholders to act by written consent. Our by-laws further provide that special meetings of our stockholders may be called only by our President or by our board of directors.

         Advance notice requirements for stockholder proposals and directors nominations

         Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be received at our principal executive offices not less than 45 days nor more than 120 days before the anniversary date on which we first mailed our proxy materials for the immediately preceding annual meeting of stockholders. If the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the preceding annual meeting, notice from the stockholder must be received:

         o not earlier than 180 days before to the annual meeting of stockholders; and

         o not later than the later of 75 days before the annual meeting of stockholders or the tenth day following the date on which we publicly announce the date of the annual meeting.

         Our by-laws also specify the requirements of the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

         Authorized but unissued shares of our capital stock

         All authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, except for approvals required by stock exchange rules and, in the case of the issuance of preferred stock, the terms of the Series B preferred stock. See "-- Series B Preferred Stock -Voting Rights" above. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DELAWARE ANTI-TAKEOVER LAW

         As a Delaware corporation, the provisions of Section 203 of the Delaware General Corporation Law apply to us. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that the person became an interested stockholder, unless:

         o before the person became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the person becoming an interested stockholder;

         o after the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

         o following the transaction in which the person became an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of the stockholders, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

         Section 203 defines a "business combination" to include:

         o any merger or consolidation involving the corporation and the interested stockholder;

         o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

         o any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, with some exceptions;

         o any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

         o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

         In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

         A Delaware corporation may "opt out" of Section 203 by including a provision in its original certificate of incorporation, or by adopting an amendment to its certificate of incorporation or by-laws approved by holders of at least a majority of its outstanding voting stock, expressly electing not to be governed by Section 203. Neither our second restated certificate nor our by-laws contain any exclusion. Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period.

RIGHTS AGREEMENT

         We have entered into a stockholder rights agreement. As with most rights agreements, the terms of our rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to the exercisability of the rights. This summary may not contain all of the information that is important to you. The following summary should be read in conjunction with, and is qualified in its entirety by reference to, our rights agreement, a copy of which is an exhibit to the registration statement of which this prospectus is a part of.

         Under our rights agreement, each outstanding share of common stock has one right to purchase four one-hundredths of a share of Series C preferred stock attached to it. The purchase price per one one-hundredth of a share of Series C preferred stock under the rights agreement is $25.00.

         The rights under our rights agreement are attached to the outstanding certificates representing our common stock, and no separate certificates representing the rights have been distributed. The rights will separate from our common stock and be represented by separate certificates on the distribution date, which will occur on the tenth day after public announcement that any person or group has become an acquiring person, meaning the beneficial owner of at least 15% of our outstanding common stock, or ten business days, or a later date as determined by the board of directors, after the date a person or group commences a tender offer for 15% or more of our outstanding common stock. After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of our common stock. Once distributed, the rights certificates alone will represent the rights.

         All shares of our common stock issued before the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on the December 1, 2001, unless the term of the rights agreement is extended by us or the rights are earlier redeemed or exchanged by us.

         After a distribution date occurs, each right will entitle the holder to purchase four one-hundredths of a share of Series C preferred stock at a purchase price of $25.00 per one one-hundredth of a share. In addition, after the distribution date, each right will entitle the holder to purchase a number of shares of our common stock having a then current market value of $200.00. Further, after the distribution date, each right will entitle the holder to purchase a number of shares of common stock of the acquiring person having a then current market value of $200.00, if any of the following occurs:

         o        we merge with or consolidate into another entity;

         o an acquiring person which is an entity merges with or consolidates into us; or

         o        we sell more than 50% of our assets or earning power.

         Under our rights agreement, any rights that are or were owned by an acquiring person will be null and void. Our rights agreement contains exceptions to the definition of "acquiring persons". American Meter and its affiliates and associates will not be deemed to be "acquiring persons" so long as they own no more than 25% of our outstanding common stock. In addition, no person or group who becomes a beneficial owner of 15% or more of the outstanding shares of our common stock, solely by virtue of acquiring the securities issued in the units private placement, or exercising or converting any securities issued in the units private placement, will be deemed to be an acquiring person. Holders of securities issued in the units private placement rights will have no rights as stockholders, such as the right to vote or receive dividends, simply by virtue of holding the rights.

         Our rights agreement contains an exchange provision which provides that after an acquiring person becomes a beneficial owner of 15% or more, but less than 50%, of our outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for common stock at an exchange ratio of four shares of common stock per right.

         Our board of directors may, at its option, redeem all of the outstanding rights under our rights agreement before any person or group becoming an acquiring person. The redemption price under our rights agreement is $0.04 per right. The right to exercise the rights will terminate upon the action of our board of directors ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

         Our rights agreement may be amended by our board of directors before the date any person or group becomes an acquiring person, except that the threshold of "acquiring person" status cannot be reduced below the greater of 10% or .001% above the highest percentage of common stock then beneficially owned by any person or group, without reference to American Meter. However, after the date any person or entity becomes an acquiring person, the rights agreement may not be amended in any manner that would adversely affect the interests of the holders of the rights. The prices and amounts above have been and will be appropriately adjusted for stock splits and other changes to our capital stock.

         Our rights agreement contains provisions that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on the redemption or the termination of the rights. Accordingly, the existence of the rights may deter acquirers from making takeover proposals or tender offers for our common stock. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board or directors to negotiate with an acquirer on behalf of all the stockholders. In addition, the rights should not interfere with a proxy contest or with any merger or business combination approved by our board of directors.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock and the warrants is Computershare Trust Company, Inc., formerly known as American Securities Transfer & Trust Co., Denver, Colorado.

LISTING

         The common stock is listed and traded on the Nasdaq National Market under the trading symbol "MTEK". Until August 14, 2000, the warrants called for redemption will be listed and traded on the Nasdaq SmallCap Market under the trading symbol "MTEKW."

LIMITATION OF LIABILITY AND INDEMNIFICATION

         Section 145 of the Delaware General Corporation Law provides for broad indemnification of the directors, officers, employees and agents of a corporation. As permitted by Section 145 of the DGCL, our second restated certificate permits us to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by us or in our right, by reason of the fact the person is or was our officer of director, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. We are also permitted to indemnify the same persons against expenses, including attorneys' fees, actually and reasonably incurred by these persons in connection with the defense or settlement of any threatened, pending or completed action or suit by us or in our right under the same conditions, except that no indemnification will be made in respect to any claim, issue or matter as to which the person has been adjudged to be liable to us unless, and only to the extent that, the adjudicating court determines that the indemnification is proper under the circumstances. To the extent these persons are successful on the merits or otherwise in defense of any action, suit or proceeding, indemnification is mandatory. We may also pay the expenses incurred in any action, suit or proceeding in advance of its final disposition, upon receipt of an appropriate undertaking by the person. These rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, or under any provision of our second restated certificate, our by-laws, or under any agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions of our second restated certificate will in any way diminish or adversely affect the rights of any person to indemnification thereunder in respect of any occurrences or matters arising before any repeal or modification.

         Our by-laws provide that we shall indemnify our directors, officers, employees and agents to the extent permitted by the DGCL. We have also entered into indemnification agreements with each of our directors requiring us to indemnify them against liabilities that they incur in their capacity as directors.

         Our second restated certificate also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents. We maintain an insurance policy indemnifying our directors and officers against liabilities, including liabilities arising under the Securities Act, which might be incurred by them in these capacities.

         As permitted by Section 102(b)(7) of the DGCL, our second restated certificate also eliminates the personal liability of our directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

         o for any breach of a director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o under Section 174 of the DGCL, relating to unlawful payments of dividends or unlawful stock purchases or redemptions; and

         o for any transaction in which a director derived an improper personal benefit.

         These provisions do not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will also not alter a director's liability under federal securities laws.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the securities offered under this prospectus will be passed upon for us by Kegler, Brown, Hill & Ritter Co., L.P.A., Columbus, Ohio.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference from Metretek's Annual Report on Form 10-KSB for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information we file with the SEC at the SEC's public reference rooms at the following locations:

Washington, D.C. Office    New York Regional Office      Chicago Regional Office
 450 Fifth Street, N.W.      7 World Trade Center            Citicorp Center
        Room 1024                   Suite 1300           500 West Madison Street
Washington, D.C.  20549    New York, New York  10048            Suite 1400
                                                         Chicago, IL  60661-2511

         Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of its public reference rooms. Our SEC filings are also available on the Internet on the SEC's web site at http://www.sec.gov.

         Our common stock is listed on the Nasdaq National Market and our warrants are listed on the Nasdaq SmallCap Market. Reports, proxy statements and other information we file with the SEC can be inspected at the offices of the Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" in this prospectus the information we file with the SEC. This means we can disclose important information to you by referring you to the filed documents that contain the information. The information incorporated by reference is considered to be part of this prospectus, and documents that we file later with the SEC will automatically update and supersede previously filed information. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, until the termination or completion of the offering under this prospectus:

         o our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

         o our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000;

         o        our Current Report on Form 8-K filed on April 3, 2000; and

         o the description of our common stock, including the description of our preferred share purchase rights, contained in our registration statement on Form 8-A filed with the SEC on January 10, 1993, which was amended on Form 8-A/A Amendment No. 1 filed with the SEC on April 3, 1998, Form 8-A/A Amendment No. 3 filed with the SEC on July 7, 1998 and Form 8-A/A Amendment No. 4 filed with the SEC on December 27, 1999, including any amendments or reports filed with the SEC for the purpose of updating the description.

         We will provide you with a copy of these filings, at no cost, if you write or telephone us at the following address:

                           Metretek Technologies, Inc.
                           1675 Broadway, Suite 2150
                           Denver, Colorado 80202
                           Attention:  Corporate Secretary
                           Telephone: (303) 592-5555

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, relating to the securities that may be offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included or incorporated by reference in the registration statement. The registration statement, including the exhibits filed with it, can be obtained from the SEC or from us as indicated above.

         You should rely only on the information provided or incorporated by reference in this prospectus or in any supplement to this prospectus. We have not authorized anyone to provide you with any different information. Neither we nor the selling securityholder is making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

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
================================================================================

YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE NOR THE DEALER MANAGER NOR THE SELLING SECURITYHOLDER HAVE AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED IN THIS PROSPECTUS. WHEN YOU MAKE A DECISION ABOUT WHETHER TO INVEST IN OUR SECURITIES, YOU SHOULD NOT RELY UPON ANY INFORMATION OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF SECURITIES MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY THESE SECURITIES IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.


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                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

Prospectus Summary.............................................................2
Risk Factors...................................................................5
Special Note Regarding Forward-Looking Statements.............................19
Use of Proceeds...............................................................19
Terms, Redemption and Exercise of the Warrants................................19
Dealer Manager Arrangement....................................................23
Selling Securityholder........................................................23
Description Capital Stock.....................................................26
Legal Matters.................................................................35
Experts.......................................................................35
Where You Can Find More Information...........................................35

================================================================================


================================================================================

                           METRETEK TECHNOLOGIES, INC.



                                839,675 SHARES OF
                                  COMMON STOCK

                              136,263 COMMON STOCK
                                PURCHASE WARRANTS



                                ----------------

                                   PROSPECTUS

                                ----------------



                                 JULY 14 , 2000



                        STIFEL, NICOLAUS & COMPANY, INC.
                                AS DEALER MANAGER

================================================================================